                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [_]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                     Pennsylvania Power & Light Resources
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                                                     [LOGO OF PP&L APPEARS HERE]

                              PP&L Resources, Inc.


                            Notice of Annual Meeting
                                 April 24, 1998

                                      and

                                Proxy Statement
                 (including appended 1997 Financial Statements)

NOTICE OF ANNUAL MEETING OF SHAREOWNERS

  The Annual Meeting of Shareowners of PP&L Resources, Inc. ("PP&L Resources" or "the Company") will be held at Lehigh University's Stabler Arena, at the Goodman Campus Complex located in Lower Saucon Township, outside Bethlehem, Pennsylvania, on Friday, April 24, 1998, at 1:30 p.m., following the Annual Meeting of Shareowners of PP&L, Inc. The Annual Meeting will be held for the purposes stated below and more fully described in the accompanying Proxy Statement, and to transact such other business as may properly come before the Meeting or any adjournments thereof:

  1. The election of three directors for a term of three years.

  2. The ratification of the appointment of Price Waterhouse LLP as independent accountants for the year ending December 31, 1998.

  The Board of Directors is not aware of any other matters to be presented for action at the Annual Meeting. If any other business should properly come before the meeting, it is the intention of the Board of Directors that the persons named as proxies will vote in accordance with their best judgment.

  After reading the Proxy Statement, please mark, sign, date and return your Proxy as soon as possible, to assure your representation at the meeting. Only Shareowners of record at the close of business on Friday, February 27, 1998, will be entitled to vote at the Annual Meeting or any adjournments thereof. If the Annual Meeting is interrupted or delayed for any reason, the Shareowners attending the adjourned Meeting shall constitute a quorum and may act upon such business as may properly come before the Meeting.

                                     By Order of the Board of Directors.

                                                /s/ Robert J. Grey

                                                Robert J. Grey
                                                  Secretary

March 13, 1998

                                PROXY STATEMENT

  The Company's principal executive offices are located at Two North Ninth Street, Allentown, Pennsylvania 18101, telephone number (610) 774-5151. This Proxy Statement and the accompanying Proxy, solicited on behalf of the Board of Directors, were first released to Shareowners on or about March 13, 1998.

OUTSTANDING STOCK AND VOTING RIGHTS

  The Board of Directors has established Friday, February 27, 1998, as the record date for Shareowners entitled to vote at the Annual Meeting (the "Record Date"). The transfer books of the Company will not be closed. The Articles of PP&L Resources divide PP&L Resources' voting stock into two classes: Common and Preferred. There were no shares of Preferred Stock outstanding on the Record Date. A total of 166,893,722 shares of Common Stock was outstanding on the Record Date. Each outstanding share of Common Stock entitles the holder to one vote upon any business properly presented to the Annual Meeting.

  Execution of the Proxy will not affect a Shareowner's right to attend the Annual Meeting and vote in person. Any Shareowner giving a Proxy has the right to revoke it at any time before it is voted by giving notice in writing to the Secretary. Shares represented by Proxy will be voted in accordance with the instructions given. In the absence of instructions to the contrary, the Proxy solicited hereby will be voted FOR the election of directors, and FOR the Ratification of the Appointment of Independent Accountants. Abstentions and broker non-votes are not counted as either "yes" or "no" votes.

  Full and fractional shares held by the Company for each participant in the Dividend Reinvestment Plan will be voted by PP&L, Inc. ("PP&L"), as the registered owner of such shares, in the same manner as shares held of record by that participant are voted. If a participant owns no shares of record, full and fractional shares credited to that participant's account will be voted in accordance with the participant's instructions on the Proxy. Shares held in the Dividend Reinvestment Plan will not be voted if proxies are not returned.

  To preserve voter confidentiality, the Company voluntarily limits access to Shareowner voting records to certain designated employees of PP&L. These employees sign a confidentiality agreement which prohibits them from disclosing the manner in which a Shareowner has voted to any employee of PP&L Resources or its subsidiaries or to any other person (except to the Judges of Election or the person in whose name the shares are registered), unless otherwise required by law.

  Regarding Proposal 1 (the election of directors), the nominees receiving the highest number of votes, up to the number of directors to be elected, will be elected. Authority to vote for any individual nominee can be withheld by striking a line through that person's name in the list of nominees on the accompanying Proxy. In order to be approved, Proposal 2 (the Ratification of the Appointment of Independent Accountants) must receive a majority of the votes cast, in person or by proxy, by the Shareowners voting as a single class.

PROPOSAL 1: ELECTION OF DIRECTORS

  PP&L Resources has a classified Board of Directors, currently consisting of twelve directors divided into three classes. These classes consist of four directors whose terms will expire at the 1998 Annual Meeting, four directors whose terms will expire at the 1999 Annual Meeting, and four directors whose terms will expire at the 2000 Annual Meeting. Since the directors of the Company also serve as the directors of PP&L, terms and length of service for the Company include PP&L tenure.

  The nominees this year are William F. Hecht, Stuart Heydt and Marilyn Ware Lewis. All of the nominees are currently serving as directors. Mr. Hecht was elected by the Shareowners at the 1996 Annual Meeting and Dr. Heydt was elected by the Shareowners at the 1995 Annual Meeting. Ms. Lewis was elected by the Board of Directors effective January 1, 1998. If elected by the Shareowners, the above nominees would serve until the 2001 Annual Meeting and until their successors shall be elected and qualified. Following their election and the retirement of certain directors as discussed below, there would be ten members of the Board of Directors, consisting of three classes: three directors whose terms would expire at the 1999 Annual Meeting, four directors whose terms would expire at the 2000 Annual Meeting, and three directors whose terms would expire at the 2001 Annual Meeting. In order to make the classes as nearly equal as possible, Mr. Hecht would be elected to the class of 2001 and would no longer be a member of the class of 1999.

  The Board of Directors has no reason to believe that any of the nominees will become unavailable for election, but, if any nominee should become unavailable prior to the meeting, the accompanying Proxy will be voted for the election of such other person as the Board of Directors may recommend in place of that nominee. In connection with her election, Ms. Lewis has agreed to resign as a Director of PP&L Resources and PP&L, Inc. in the event that the pending acquisition of Penn Fuel Gas, Inc. ("PFG") by PP&L Resources is not consummated.

                            THE BOARD OF DIRECTORS
                RECOMMENDS THAT SHAREOWNERS VOTE FOR PROPOSAL 1

NOMINEES FOR DIRECTORS:

[PHOTO OF      WILLIAM F. HECHT, 54, is Chairman, President and Chief
WILLIAM F.     Executive Officer of both PP&L Resources, Inc. and PP&L, Inc.
HECHT          Mr. Hecht received a B.S. and M.S. in Electrical Engineering
APPEARS HERE]  from Lehigh University, and joined PP&L in 1964. He was elected
               President and Chief Operating Officer in 1991 and was named to his present PP&L, Inc. position in 1993, and to his PP&L
               Resources, Inc. position in February 1995. Mr. Hecht is a director of a number of civic and charitable organizations. He is chair of the Executive Committees of the Boards and of the Corporate Leadership Council, an internal committee comprised of the senior officers of PP&L Resources, Inc. Mr. Hecht has been a director since 1990.

[PHOTO OF      STUART HEYDT, 58, has been Chief Executive Officer of the Penn
STUART HEYDT   State Geisinger Health System since July 1997. Prior to that
APPEARS HERE]  time, from 1991 to 1997 he was the President and CEO of the
               Geisinger Foundation in Danville, Pennsylvania. The Penn State
               Geisinger Health System, created in July 1997 as a result of a merger of the clinical enterprises of the Geisinger Foundation and the Milton S. Hershey Medical Center, is a not-for-profit corporation involved in health care and related services. Dr.
               Heydt, who specializes in maxillofacial surgery, attended
               Dartmouth College and received an M.D. from the University of Nebraska. He is past president of the American College of Physician Executives and a director of Bucknell University, Wilkes University, PNC Bank (Northeast PA) and PNC Bank, N.A.
               He is chair of the Audit and Corporate Responsibility Committee as well as member of the Compensation and Corporate Governance and Executive Committees. Dr. Heydt has been a director since
               1991.

[PHOTO OF      MARILYN WARE LEWIS, 54, is Chairman of American Water Works
MARILYN        Company, Inc. of Voorhees, New Jersey, a position she has held
WARE LEWIS     since 1988. American Water Works is the largest water utility
APPEARS HERE]  holding company in the country. In addition, she has served as a director of Penn Fuel Gas, Inc. since 1990 and is a director of CIGNA Corp. She attended American University and the
               University of Pennsylvania. Ms. Lewis has been a director since
               January 1998. She is a member of the Audit and Corporate
               Responsibility Committee.

DIRECTORS CONTINUING IN OFFICE:

[PHOTO OF      FREDERICK M. BERNTHAL, 55, is President of Universities
FREDERICK M.   Research Association (URA), Washington, D.C., a position he has
BERNTHAL       held since 1994. URA is a consortium of 87 major research
APPEARS HERE]  universities, and is management and operations contractor on behalf of the U.S. Department of Energy for the Fermi National
               Accelerator Laboratory. Dr. Bernthal served from 1990 to 1994 as Deputy Director of the National Science Foundation, from
               1988 to 1990 as Assistant Secretary of State for Oceans,
               Environment and Science, and from 1983 to 1988 as a member of the U.S. Nuclear Regulatory Commission. He received a B.S. in chemistry from Valparaiso University, and a Ph.D. in nuclear chemistry from the University of California at Berkeley. Dr.
               Bernthal, a member of the Audit and Corporate Responsibility and Nuclear Oversight Committees, has been a director since
               March 1, 1997; his term ends in 1999.

[PHOTO OF      E. ALLEN DEAVER, 62, retired in January 1998 as Executive Vice
E. ALLEN       President and a director of Armstrong World Industries, Inc.,
DEAVER         Lancaster, Pa., a manufacturer of interior furnishings and
APPEARS HERE]  specialty products. He graduated from the University of
               Tennessee with a B.S. in Mechanical Engineering and joined
               Armstrong in 1960. He is a director of the Internacional de
               Ceramica S.A. (Mexico) and a former director of the National
               Association of Manufacturers, the Pennsylvania Economy League, and the Pennsylvania Chamber of Business and Industry. Mr.
               Deaver, chair of the Compensation and Corporate Governance
               Committees and a member of the Executive and Finance
               Committees, has been a director since 1991; his term ends in 2000.

[PHOTO OF      NANCE K. DICCIANI, 50, is Vice President and Monomers Business
NANCE K.       Unit Director, Rohm and Haas Company, Philadelphia, Pa., a
DICCIANI       specialty chemical company. Dr. Dicciani joined Rohm and Haas
APPEARS HERE]  in 1991 as Business Unit Director, Petroleum Chemicals, and
               held various positions in the Petroleum Chemicals Division until being named to her current position in 1996. She received a B.S. in Chemical Engineering from Villanova University, an
               M.S. from the University of Virginia, an M.B.A. from the Wharton School of Business and a Ph.D. from the University of Pennsylvania. She is a trustee of Villanova University. Dr.
               Dicciani, chair of the Nuclear Oversight Committee and a member of the Finance Committees, has been a director since 1994; her term ends in 2000.

[PHOTO OF      WILLIAM J. FLOOD, 62, is Secretary-Treasurer of Highway
WILLIAM J.     Equipment & Supply Co. (HESCO), Harrisburg, Pa., supplier of
FLOOD          heavy equipment for highway construction, industry and general
APPEARS HERE]  contractors. Mr. Flood received a B.A. from Dartmouth College and joined HESCO in 1960. He is a director of HESCO, Penn State
               Geisinger Health System, Hescorp, Inc. and PNC Bank (Northeast
               PA). A member of the Audit and Corporate Responsibility and Nuclear Oversight Committees, Mr. Flood has been a director since 1990; his term ends in 1999.

[PHOTO OF      ELMER D. GATES, 68, is Vice Chairman of Fuller Company,
ELMER D.       Bethlehem, Pa., a company involved in the design and
GATES          manufacture of plants, machinery and equipment used in the
APPEARS HERE]  cement, paper, power and processing industries. He has a B.S.
               in Mechanical Engineering from Clarkson College. Mr. Gates is a former director of Ambassador Bank, a director of SI Handling
               Systems, Inc. and president of the Lehigh Valley Partnership and the Lehigh Valley Economic Development Corporation. He is also Chairman, Chief Executive Officer and a director of Birdsboro Ferrocast, Inc., a steel foundry located in Birdsboro, Pa. In 1992, Birdsboro Ferrocast filed a voluntary petition under Chapter 11 of the Bankruptcy Code. Mr. Gates, chair of the Finance Committees and a member of the Compensation and Corporate Governance and Executive Committees, has been a director since 1989; his term ends in 2000.

[PHOTO OF      FRANK A. LONG, 57, is Executive Vice President of PP&L
FRANK A.       Resources, Inc. and Executive Vice President and Chief
LONG APPEARS   Operating Officer of PP&L, Inc. Mr. Long received a B.S. in
HERE]          Electrical Engineering from Northeastern University, and joined
               PP&L in 1963. Senior Vice President-System Power & Engineering from 1990 until 1993, he was named to his present PP&L, Inc.
               position in 1993 and to his PP&L Resources, Inc. position in February 1995. Mr. Long is a member of the Pennsylvania
               Electric Association Executive Committee, and a director of the Smart Discovery Center and the Homemaker/Home Health Aide
               Services of Lehigh County. A director since 1993, Mr. Long's term ends in 1999.

[PHOTO OF      NORMAN ROBERTSON, 70, served as Senior Vice President and Chief
NORMAN         Economist of Mellon Bank N.A., Pittsburgh, Pa., until his
ROBERTSON      retirement in 1992. Mr. Robertson received a B.S. in Economics
APPEARS HERE]  from the University of London, England, and attended the London
               School of Economics. Mr. Robertson is an independent economic advisor to Smithfield Trust Company, a private investment management firm. He is also an Adjunct Professor of Economics at Carnegie Mellon University. Mr. Robertson, a member of the Executive, Finance and Compensation and Corporate Governance
               Committees, has been a director since 1969; his term ends in 2000.


DIRECTORS RETIRING AS OF THE 1998 ANNUAL MEETING:

  The Company wishes to acknowledge with gratitude the many years of service provided by the following directors who will retire as of the 1998 Annual Meeting. Each of these directors has provided valued advice and leadership to the Company, and we wish them well in their retirements and future endeavors.

[PHOTO OF      CLIFFORD L. JONES, 70, served as President of the Capital
CLIFFORD L.    Region Economic Development Corporation, Camp Hill, Pa., from
JONES APPEARS  1992 until 1994. Prior to that, he served as President of the
HERE]          Pennsylvania Chamber of Business and Industry from 1983 until his retirement in 1991. Mr. Jones had previously served as Chairman of the Pennsylvania Public Utility Commission and as
               Secretary of the Pennsylvania Department of Environmental
               Resources. He received a B.A. from Westminster College. Mr.
               Jones is a director of Mercom, Inc., a Michigan-based cable television company. A director since 1989, Mr. Jones was a member of the Audit and Corporate Responsibility and Nuclear
               Oversight Committees.

[PHOTO OF      RUTH LEVENTHAL, 57, is Professor of Biology at the Milton S.
RUTH           Hershey Medical Center, Hershey, Pa. She previously had served
LEVENTHAL      as Provost and Dean of Penn State Harrisburg, a position which
APPEARS HERE]  she held from 1984 through 1994. Dr. Leventhal earned a B.S. in
               Medical Technology, a Ph.D. in Parasitology and an M.B.A. from the University of Pennsylvania. Dr. Leventhal is a director of Mellon Bank (Commonwealth region) and founding chair of the Council for Public Education. She is active in a number of charitable, civic and professional organizations. A director since 1988, Dr. Leventhal was a member of the Audit and Corporate Responsibility and Nuclear Oversight Committees.


GENERAL INFORMATION REGARDING DIRECTORS AND EXECUTIVE OFFICERS

DIRECTOR ATTENDANCE AT BOARD MEETINGS

  The Board of Directors held ten meetings during 1997. Each director attended at least 75% of the meetings held by the Board and its Committees during the year. The average attendance of directors at Board and Committee meetings held during 1997 was 95%.

COMPENSATION OF DIRECTORS

  Directors who are Company employees receive no separate compensation for service on the Board of Directors or Committees of the Board of Directors. As of January 1, 1998, non-employee directors receive a retainer of $39,000 per year, of which a minimum of $21,000 is allocated to a deferred stock account under the Directors Deferred Compensation Plan ("DDCP"); a fee of $1,000 for attending Board of Directors meetings, Committee meetings and other meetings at the Company's request; and a fee of $150 for participating in meetings held by telephone conference call. Only one attendance fee is paid when the Boards of PP&L Resources and PP&L meet on the same day, and when "dual" committee meetings are held on the same day. Also, only one retainer is paid for services on the Boards of both the Company and PP&L.

  Non-employee directors may elect to defer all or any part of the retainer and fees, pursuant to the DDCP. Under this Plan, these directors can defer compensation into a cash account or a deferred stock account. Payment of these amounts and applicable interest or dividends can be deferred until after the directors' retirement from the Board of Directors, at which time they can receive these funds in one or more annual installments for a period of up to ten years.

  Under the terms of the DDCP, any increase in the annual retainer is automatically allocated to each director's deferred stock account. As with the DDCP benefits, this additional deferred stock together with applicable dividends is available to the directors after retirement from the Board, at which time they can receive this stock in one or more annual installments for a period of up to ten years.

CERTAIN TRANSACTIONS INVOLVING DIRECTORS OR EXECUTIVE OFFICERS

  The SEC requires disclosure of certain business transactions or relationships between PP&L Resources, or its subsidiaries, and other organizations with which any of PP&L Resources' directors or executive officers is affiliated as an owner, partner, director, or executive officer.

  Marilyn Ware Lewis is also a director of PFG and, collectively with her three siblings, beneficially owns 347,407 common shares of PFG (the "MWL Shares"). Ms. Lewis' mother, Marian S. Ware, beneficially owns 331,959 common shares of PFG and 670,998 preferred shares of PFG (collectively, the "MSW Shares"). Pursuant to certain powers of attorney, Ms. Lewis has certain rights with respect to the MSW Shares, including the right to vote and dispose of the MSW Shares. Prior to Ms. Lewis being elected as a director of PP&L Resources, PFG, PP&L Resources and Keystone Merger Corp., a wholly owned subsidiary of PP&L Resources ("Keystone"), had entered into an Agreement and Plan of Merger, dated as of June 26, 1997, pursuant to which Keystone would be merged (the "PFG Merger") with and into PFG such that PFG would become a wholly owned subsidiary of PP&L Resources. In the PFG Merger, provided regulatory approvals are obtained, (i) each share of PFG common stock outstanding prior to the PFG Merger will be converted into the right to receive between 6.968 and 8.516 shares of PP&L Resources' common stock and (ii) each share of PFG preferred stock outstanding prior to the PFG Merger will be converted into the right to receive between 0.682 and 0.833 common shares of PP&L Resources. Consequently, upon consummation of the PFG Merger, pursuant to the applicable conversion ratios, the MWL Shares and the MSW Shares outstanding prior to the PFG Merger would be converted into shares of PP&L Resources' common stock.

STOCK OWNERSHIP

  All directors and executive officers as a group own less than 1% of PP&L Resources' common stock. The following table sets forth certain ownership of the Company's stock as of January 1, 1998, except as otherwise noted:

                                                        SHARES OF
                                                       COMMON STOCK
                                                       BENEFICIALLY
       NAME                                              OWNED/1/
       ----                                            ------------
   F. M. Bernthal                                          1,525
   R. G. Byram                                            14,912
   E. A. Deaver                                            8,963
   N. K. Dicciani                                          3,912
   R. D. Fagan                                             8,761
   W. J. Flood                                             6,502
   E. D. Gates                                            13,519
   R. J. Grey                                              4,680
   W. F. Hecht                                            43,256
   S. Heydt                                                5,985
   C. L. Jones                                             3,827
   R. Leventhal                                            3,340
   M. W. Lewis                                               157/2/
   F. A. Long                                             24,294
   N. Robertson                                            5,764
   All 17 executive officers and directors as a group    163,621

-------
/1/The number of shares beneficially owned includes: (i) shares directly owned by certain relatives with whom directors or officers share voting or investment power; (ii) shares held of record individually by a director or officer or jointly with others or held in the name of a bank, broker or nominee for such individual's account; (iii) shares in which certain directors or officers maintain exclusive or shared investment or voting power, whether or not the securities are held for their benefit; (iv) with respect to executive officers, shares held for their benefit by the Trustee under the Employee Stock Ownership Plan; (v) with respect to non-employee directors, shares credited to their deferred stock account under the DDCP, as follows: Mr. Deaver, 6,041 shares, Dr. Dicciani, 2,220 shares, Mr. Gates, 5,521 shares, Dr. Heydt, 3,172 shares, Dr. Leventhal, 1,136 shares, and Messrs. Flood, Jones, and Robertson, 526 shares each; and (vi) with respect to non-employee directors, additional deferred stock credited to them in connection with the termination of the Directors Retirement Plan in 1996, as follows: Mr. Deaver, 1,495 shares, Dr. Dicciani, 469 shares, Mr. Flood, 1,774 shares, Mr. Gates, 2,368 shares, Dr. Heydt, 1,115 shares, Mr. Jones, 2,555 shares, Dr. Leventhal, 1,492 shares, and Mr. Robertson, 3,243 shares. These directors do not have voting or dispositive power over these deferred shares.
/2/As of March 1, 1998, Ms. Lewis had 157 shares credited to her DDCP account.
   In addition, she would acquire additional shares of PP&L Resources' common stock pursuant to the pending merger with PFG as described above.

BOARD COMMITTEES

  The Board of Directors has four standing committees--the Executive, Audit and Corporate Responsibility, Compensation and Corporate Governance, and Finance Committees. Each non-employee director usually serves on two or more of these and PP&L's Board committees. (PP&L's committees include the Executive, Compensation and Corporate Governance, Finance, and Nuclear Oversight Committees.) The Audit and Corporate Responsibility, Compensation and Corporate Governance, Finance and Nuclear Oversight Committees are composed entirely of non-employee directors.

  EXECUTIVE COMMITTEE. The Executive Committee exercises during the periods between Board meetings all of the powers of the Board of Directors, except that the Executive Committee may not elect directors, change the membership of or fill vacancies in the Executive Committee, fix the compensation of the directors, change the Bylaws, or take any action restricted by the Pennsylvania Business Corporation Law or the Bylaws (including actions committed to another Board committee). The Executive Committee of the Company met seven times in 1997. The members of the Executive Committee for both the Company and PP&L are Mr. Hecht (chair), Dr. Heydt and Messrs. Deaver, Gates and Robertson.

  AUDIT AND CORPORATE RESPONSIBILITY COMMITTEE. The principal functions of the Audit and Corporate Responsibility Committee are to assist the Company's Board of Directors in the oversight of executive management's responsibilities related to the Company's internal control process. This internal control process is designed to provide reasonable assurance regarding the achievement of the Company's objectives in the areas of effectiveness and efficiency of operations, reliability of financial reporting, and compliance with laws, regulations and standards of integrity. In addition, the Committee reviews various policies and practices of management related to the Company's responsibilities to its investors, customers, employees, the environment and the general public, and reviews the Company's response to actions, investigations, sanctions or warnings by governmental and regulatory authorities. This committee met three times in 1997. The members of the Audit and Corporate Responsibility Committee are Dr. Heydt (chair), Messrs. Flood and Jones, Ms. Lewis and Drs. Bernthal and Leventhal.

  COMPENSATION AND CORPORATE GOVERNANCE COMMITTEE. The principal functions of the Compensation and Corporate Governance Committee are to review and evaluate at least annually the performance of the chief executive officer and other senior officers of the Company and its subsidiaries, and to set their remuneration, including incentive awards; to review the fees paid to outside directors for their services on the Board of Directors and its Committees; and to review management's succession planning. For those individuals who are senior officers of both the Company and PP&L, the Compensation and Corporate Governance Committees of both companies act jointly to set remuneration for services to both companies. Another principal Committee function is to develop and review criteria for the qualifications of Board members, to establish and administer programs for evaluating the performance of Board members and to identify and recommend to the Board of Directors candidates for election to the Board. This committee met five times in 1997. The members of the Compensation and Corporate Governance Committee for both the Company and PP&L are Mr. Deaver (chair), Messrs. Gates and Robertson and Dr. Heydt.

  Nominees for directors may be proposed by Shareowners in accordance with the procedures set forth in the Bylaws. Recommendations for the 1999 Annual Meeting must be received by seventy-five days prior to the 1999 Annual Meeting. Shareowners interested in recommending nominees for directors should submit their recommendations in writing to the Chair of the Compensation and Corporate Governance Committee, c/o Secretary, Two North Ninth Street, Allentown, Pennsylvania 18101.

  FINANCE COMMITTEE. The principal functions of the Finance Committee are to approve specific Company financings, to review the Company's annual capital and operating budgets, financing plans and overall financial strategy, to declare dividends when the Board is not regularly scheduled to meet or does not meet, and to review the activities of the unregulated subsidiaries of the Company. The Finance Committee met ten times in 1997. The members of the Finance Committee for both the Company and PP&L are Mr. Gates (chair), Dr. Dicciani, and Messrs. Deaver and Robertson.

RETIREMENT PLANS FOR EXECUTIVE OFFICERS

  PP&L officers upon retirement are eligible for benefits under the PP&L Retirement Plan and the Supplemental Executive Retirement Plan ("SERP"). The following table shows the estimated annual retirement benefits for executive officers payable under these Plans:

                                   ESTIMATED
                          ANNUAL RETIREMENT BENEFITS
                        AT NORMAL RETIREMENT AGE OF 65

      FIVE-YEAR
       AVERAGE
        ANNUAL
     COMPENSATION        15 YEARS           20 YEARS           25 YEARS           30 YEARS
     ------------        --------           --------           --------           --------
       $250,000           85,146            118,896            131,396            143,896
        300,000          105,396            145,896            160,896            175,896
        350,000          125,646            172,896            190,396            207,896
        400,000          145,896            199,896            219,896            239,896
        450,000          166,146            226,896            249,396            271,896
        500,000          186,396            253,896            278,896            303,896
        550,000          206,646            280,896            308,396            335,896
        600,000          226,896            307,896            337,896            367,896
        650,000          247,146            334,896            367,396            399,896
        700,000          267,396            361,896            396,896            431,896
        750,000          287,646            388,896            426,396            463,896
        800,000          307,896            415,896            455,896            495,896
        850,000          328,146            442,896            485,396            527,896
        900,000          348,396            486,000            514,896            559,896

  Benefits under both the Retirement Plan and the SERP benefit formulas are based on length of service and the average compensation for the highest 60 consecutive months in the final 120 months of employment. For purposes of calculating benefits under the Retirement Plan, the compensation used is base salary less amounts deferred pursuant to the Officers Deferred Compensation Plan. Base salary, including any amounts deferred, is listed in the Summary Compensation Table which follows. (Of the officers listed in that Table, Mr. Hecht deferred $52,000 of compensation for each of 1995, 1996 and 1997; Mr. Long deferred $26,000 for 1995 and $31,200 for each of the years 1996 and 1997; Mr. Fagan deferred $20,800 for 1996 and $54,000 for 1997; and Mr. Grey deferred $10,800 for 1995 and $600 for 1996.) For purposes of calculating benefits under the SERP, the compensation used is base salary, bonus and the value of any restricted stock grant for the year in which earned, as listed in the Table, as well as dividends paid on restricted stock.

  Benefits payable under the Retirement Plan are subject to limits set forth in the Internal Revenue Code and are not subject to any deduction for Social Security benefits or other offset. They are computed on the basis of the life annuity form of pension at the normal retirement age of 65. Benefits payable under the SERP are computed on the same basis; are offset by Retirement Plan benefits, the maximum Social Security benefit payable at 65, and in some cases, by pensions received from prior employment; and are reduced for retirement prior to age 60.

  As of January 1, 1998, the years of credited service under the Retirement Plan for Messrs. Hecht, Long, Byram and Grey were 27.8, 30.4, 21.3 and 2.7, respectively. The years of credited service under the SERP for each of these officers are three years less than under the Retirement Plan (except in the case of Mr. Byram, who is entitled to nine months of additional credited service under the SERP, and Mr. Grey, who is entitled to 15.4 years of additional credited service).

  For officers hired on or after January 1, 1998, benefits under the SERP have been changed, as follows: (i) restricted stock grants are not included in compensation for purposes of calculating benefits under the SERP; (ii) the percentage of pay provided as a retirement benefit is changed from 2.7% for the first 20 years of service plus 1.0% for the next 10 years, to 2.0% for the first 20 years and 1.5% for the next 10 years; and (iii) credit for years of service will commence as of the employee's date of hire instead of at age 30.

  The following table shows the estimated annual retirement benefits for executive officers payable under the revised SERP:

                                   ESTIMATED
                          ANNUAL RETIREMENT BENEFITS
                        AT NORMAL RETIREMENT AGE OF 65
                                  (NEW PLAN)

      FIVE-YEAR
       AVERAGE
        ANNUAL
     COMPENSATION        15 YEARS           20 YEARS           25 YEARS           30 YEARS
     ------------        --------           --------           --------           --------
       $250,000           75,000            100,000            118,750            137,500
        300,000           90,000            120,000            142,500            165,000
        350,000          105,000            140,000            166,250            192,500
        400,000          120,000            160,000            190,000            220,000
        450,000          135,000            180,000            213,750            247,500
        500,000          150,000            200,000            237,500            275,000
        550,000          165,000            220,000            261,250            302,500
        600,000          180,000            240,000            285,000            330,000
        650,000          195,000            260,000            308,750            357,500
        700,000          210,000            280,000            332,500            385,000
        750,000          225,000            300,000            356,250            412,500
        800,000          240,000            320,000            380,000            440,000
        850,000          255,000            340,000            403,750            467,500
        900,000          270,000            360,000            427,500            495,000

  For existing officers, effective January 1, 1998, benefits under the SERP will be calculated under the greater of the old formula or the new formula, except that compensation for purposes of the old formula will include restricted stock grants only to the extent earned through December 31, 2001 and will be frozen as of December 31, 2001, and compensation for purposes of the new formula will include restricted stock grants only to the extent earned through December 31, 1997.

  In the event of certain changes in control and termination of service, PP&L officers would be eligible for benefits under the Executive Retirement Security Plan ("ERSP"). For purposes of this Plan, compensation and years of credited service are the same as under the SERP, except that, under this Plan, benefits become immediately vested for participants, salary levels used to determine benefits are based on earnings for the twelve consecutive month period of the highest earnings in the final 60 consecutive months immediately preceding termination, and the penalties for early retirement are eliminated if retirement occurs after attaining age 50. Under the Plan, executive officers terminated by the Company within 36 months after such change in control for reasons other than cause or disability are entitled to the greater of the actuarial equivalent of (a) the sum of three times the executive's annual base salary and incentive compensation; or (b) the benefit payable under the SERP formula unreduced for early retirement. The Plan provides that benefits payable thereunder will be reduced to the extent necessary so that no such benefits will be subject to an excise tax under Section 4999 of the Internal Revenue Code, unless absent such reduction, the participant would receive a higher aggregate benefit.

  In addition, in the event of a change in control or certain circumstances that may lead to a change in control, the Compensation and Corporate Governance Committee of the Board of Directors may change or eliminate the restriction period applicable to any outstanding restricted stock awards under the Incentive Compensation Plan.

  As President of PP&L Global, Inc. ("PP&L Global"), formerly Power Markets Development Company, Mr. Fagan is covered by that company's Officers Retirement Plan. That plan provides a retirement benefit, computed on the basis of the life annuity form of pension payable at age 60, determined by multiplying Mr. Fagan's five-year annual average compensation (which includes salary, including deferrals to the PP&L Global Officers Deferred Compensation Plan, bonus, and restricted stock but excluding any dividends paid on restricted stock) times 2% for each year of service completed by age 60. This benefit is reduced for retirement prior to age 60 and, in some cases, by pensions received from prior employment. As of January 1, 1998, the years of credited service for Mr. Fagan for purposes of this benefit were 22.8.

SUMMARY COMPENSATION TABLE

  The following table summarizes all compensation for the Chief Executive Officer and the next four most highly compensated executives for the last three fiscal years, for service for PP&L Resources and its subsidiaries. Messrs. Hecht and Long also served as directors but received no separate remuneration in that capacity.

                                                                         LONG-TERM
                                        ANNUAL COMPENSATION             COMPENSATION
                                 ------------------------------------- --------------
                                                        OTHER ANNUAL     RESTRICTED      ALL OTHER
          NAME AND               SALARY/1/ BONUS/1/    COMPENSATION/2/ STOCK AWARD/3/ COMPENSATION/4/
     PRINCIPAL POSITION     YEAR    ($)      ($)             ($)            ($)             ($)
-----------------------------------------------------------------------------------------------------
  William F. Hecht          1997  609,550  107,360              0         281,435           4,704
   Chairman, President and  1996  531,194  138,600              0         138,920           4,418
   Chief Executive Officer  1995  489,024        0/5/           0         413,920           4,149
  Frank A. Long             1997  414,704   85,698              0         167,599           4,750
   Executive Vice           1996  367,555   82,688         14,424          82,800           4,462
    President
                            1995  344,041        0/5/      13,654         237,318           4,187
  Robert D. Fagan           1997  289,155  141,120/6/           0          91,396/6/            0
   President -- PP&L        1996  240,848  150,675/6/           0          82,340/6/            0
    Global
                            1995  225,004   54,558/7/           0         114,067/7/            0
  Robert G. Byram           1997  264,967   50,880              0          91,630           3,916
   Senior Vice              1996  246,944   48,195              0          48,300           3,673
    President --
   Generation and Chief     1995  232,717        0/5/       4,616         134,640           3,496
   Nuclear Officer -- PP&L
  Robert J. Grey            1997  249,900   48,000              0          86,488           2,682
   Senior Vice President,   1996  231,878   44,415              0          44,620           2,250
   General Counsel and      1995  173,471   25,000/5/           0          60,958         140,547
   Secretary

/1/Salary and bonus data include deferred compensation. Bonus data include a one-time employment bonus of $25,000 for Mr. Grey in 1995.
/2/Includes longevity pay (which is compensation for vacation earned, but not taken).
/3/The dollar value of restricted common stock awards was calculated by multiplying the number of shares awarded by the closing price per share on the date of the grant. As of December 31, 1997, the officers listed in this table held the following number of shares of restricted common stock, with the following values: Mr. Hecht--22,680 shares ($542,903); Mr. Long--15,240 shares ($364,808); Mr. Fagan--8,120 shares ($194,373); Mr. Byram--8,940 shares ($214,001); and Mr. Grey--4,390 shares ($105,086). These year-end data do not include awards made in January 1998 for 1997 performance, or awards which had originally been restricted and for which the restriction periods have lapsed or been lifted. Dividends are paid currently on restricted stock awards. All outstanding restricted stock awards have a restriction period of three years.
/4/Includes Company contributions to the Officers' Deferred Savings Plan and the ESOP accounts; also includes relocation expenses paid to Mr. Grey in 1995.
/5/Although the incentive program provides that the short-term award be paid in cash, the then Management Development and Compensation Committee instead made the award in restricted stock based upon comments received from the senior officers who felt that they should have greater personal investment in the Company and thus should receive their short-term awards in Company stock rather than in cash.
/6/As discussed in the following Joint Report, one-third of Mr. Fagan's long-
   term incentive award was paid in cash and two-thirds in restricted stock. /7/Two-thirds of Mr. Fagan's award (short-term and long-term) was paid in restricted stock and the remainder in cash.

EMPLOYMENT AGREEMENT

  Mr. Fagan has an employment agreement with the Company which provides for a base annual salary in his first year of employment of $225,000, guaranteed for three years unless he is terminated for cause. Mr. Fagan also is eligible for short- and long-term incentive awards, as discussed in the following Joint Report.

  Mr. Fagan is not a PP&L officer and is not covered by ERSP. Accordingly, the Company has entered into an agreement with Mr. Fagan, providing that, in the event of a change in control of the Company, he will be entitled to the following payments if terminated within 36 months after such change in control for reasons other than cause or disability: (i) all accrued compensation; and
(ii) the sum of three times his annual base salary and incentive compensation. The agreement provides that benefits payable thereunder will be reduced to the extent necessary so that no such benefits will be subject to an excise tax under Section 4999 of the Internal Revenue Code, unless absent such reduction, Mr. Fagan would receive a higher aggregate benefit.

JOINT REPORT OF THE COMPENSATION AND CORPORATE
GOVERNANCE COMMITTEES REGARDING EXECUTIVE COMPENSATION

GENERALLY

  PP&L Resources, Inc. (the "Company") is the parent holding company of PP&L, Inc., and PP&L, Inc. is its principal subsidiary. The members of the Company's Compensation and Corporate Governance Committee--all independent outside directors--and Board of Directors also serve in the same capacity for PP&L, Inc. Certain senior officers of the Company are also senior officers of PP&L, Inc. For those individuals, references below to the Committee and Board of Directors refer to the Committee and Board of Directors of both the Company and PP&L, Inc. and discussions of their compensation include compensation earned for services to both the Company and PP&L, Inc.

  During 1997, the Committee reviewed and evaluated the performance and leadership of the Chief Executive Officer and the other senior officers who are members of the Company's Corporate Leadership Council ("senior officers"), which provides strategic direction for the Company and its subsidiaries. The Committee established the compensation and benefit practices for these individuals as senior officers of the Company and its subsidiaries, including PP&L, Inc. and PP&L Global, Inc. (an unregulated subsidiary of the Company created to pursue worldwide energy-related business opportunities) ("PP&L Global"). These officers include: William F. Hecht, Chairman, President and Chief Executive Officer of the Company; Frank A. Long, Executive Vice President of the Company; Robert G. Byram, Senior Vice President--Generation and Chief Nuclear Officer of PP&L, Inc.; Robert D. Fagan, President of PP&L Global; Robert J. Grey, Senior Vice President, General Counsel and Secretary of the Company; and Ronald E. Hill, Senior Vice President--Financial of the Company. Except for Mr. Fagan, these individuals are also senior officers of PP&L, Inc./1/

  The Company has in place two major components of executive compensation for the senior officers and other officers of the Company and its subsidiaries-- base salary and incentive compensation. Base salaries reflect the value of the various Company positions relative to similar positions--both within the Company and in other companies--and individual executive performance. Incentive compensation is awarded based on corporate performance and shareowner value./2/ The incentive program has two separate components. A short-term incentive plan makes cash awards available to the senior officers based on the achievement of key corporate goals, as well as individual goals for the other officers. A long-term incentive plan grants restricted Company stock and/or stock options to officers based on the Company's return on common stock equity. Both plans and their associated goals and performance targets were developed by the Committee, and any awards made are granted by the Committee.

BASE SALARIES

  In general, the Committee's objective is to provide salary levels that are sufficiently competitive with comparable electric utilities to enable the Company to attract and retain high-quality executive talent. To meet this objective, the Committee regularly reviews salary information for similar companies. In addition, the Committee annually reviews the performance of each executive to determine the appropriate level of base salary adjustment for that individual.

-------
/1/Mr. Fagan has no position with PP&L, Inc., but is a member of the Corporate
   Leadership Council and a "senior officer" of the Company by virtue of his position as President of PP&L Global.
/2/Because of his position as President of PP&L Global, Mr. Fagan's incentive compensation is based on separate goals established for that position.

  In January 1997, the Committee reviewed salary ranges for the senior officers by comparing these salary levels with levels within the utility industry generally, and, more specifically, with executive compensation levels at 12 comparable electric utilities./3/ All of the comparison companies were included in the EEI (Edison Electric Institute) 100 Index of Investor-owned Electric Utilities, which is displayed in the stock performance graph on page
15. The 12 electric utilities used for comparison purposes in 1997 were selected based on their similarity to PP&L, Inc. in terms of annual revenues, service area and other measures of size.

  After reviewing salary data for executive positions at comparable utilities, the Committee reviewed the actual salaries and performance appraisals of each of the senior officers. In the case of the Chief Executive Officer, the Committee considered directors' individual appraisals of his performance in determining his salary. The Committee then solicited input and recommendations from the Chief Executive Officer regarding the performance and individual salaries of the other senior officers.

  Upon completion of this review, the Committee established the 1997 salaries of the senior officers. As of January 1997, Mr. Hecht's total compensation was about 10% less than the average total compensation of the chief executive officers of the comparable companies. Also, the total compensation of the senior officers as a group was approximately 13% less than the average paid to their counterparts at these companies. Considering this information and individual performance, the salaries of each of the senior officers were increased, effective January 1, 1997. With these increases and the Company's incentive compensation plans, the total compensation of Company executives is approaching parity with the marketplace.

  Regarding the base salaries of other corporate officers, the Board of Directors has delegated the authority to review and set the salaries of these officers to the senior officers. This enables the senior officers to establish the salaries of the officers who report to them. As a result, officers' salaries closely reflect their individual performance and contribution to the achievement of corporate goals.

INCENTIVE AWARDS

  In establishing the second component of executive compensation--incentive awards--the Committee reviews annually the Company's performance in relation to specific corporate objectives and the Company's overall return on common equity. This component of compensation is intended to relate executive compensation directly to corporate performance and shareowner value.

  In 1995, the Company established a new executive compensation incentive award program. The program has two separate components: a Short-Term Incentive Plan and a Long-Term Incentive Plan.

SHORT-TERM INCENTIVE PLAN

  The Short-Term Incentive Plan achieves the Company's objective of placing a large portion of executive compensation "at risk" by providing the opportunity to base approximately 30-40% of the senior officers' total compensation on the achievement of key corporate goals. The Short-Term Incentive Plan makes cash awards available to officers for the achievement of specific, independent goals established for each calendar year. Maximum annual awards based on accountability level are established for each officer according to the following table:


                         SHORT-TERM INCENTIVE PLAN
                               MAXIMUM AWARDS
                          (PERCENT OF BASE SALARY)
                         -------------------------
              Chief Executive Officer.....................  40  %
              Executive Vice President....................  35  %
              Sr. Vice President..........................  30  %
              Vice President..............................  17.5%

-------
/3/Mr. Fagan's salary was compared with those of similar subsidiary positions in both regulated and non-regulated companies.

  Annual awards are determined by applying these target percentages to the percentage of short-term goal attainment. The performance goals for each year are established by the Committee, and the Committee reviews actual results at each year-end to determine the appropriate goal attainment percentage to apply to the salary targets.

  The following were the goal categories for 1997:

    I. FINANCIAL--based on the Company's net income and total return on common stock.

    II. OPERATIONAL--PP&L, INC.--based on customer relations indices, the performance of PP&L, Inc.'s power plants and energy marketing center, safety and environmental performance and affirmative action results.

    III. OPERATIONAL--PP&L GLOBAL, INC.--based on PP&L Global's net income.

    IV. CORPORATE STRATEGY--based on achievement of specific goals related to the transition to competition, industry restructuring and new investments.

  In addition to these goals for senior officers, specific individual goals are set for each of the other officers who then establish goals for subordinates.

  The weightings for each of these general categories vary by the level of the individual officers to reflect the different levels of influence they have on attainment of the goals, as follows:

                                               GOAL CATEGORY
                         ----------------------------------------------------------
                                   OPERATIONAL-- OPERATIONAL--
    OFFICER LEVEL        FINANCIAL     PP&L       PP&L GLOBAL  STRATEGIC INDIVIDUAL
    -------------        --------- ------------- ------------- --------- ----------
Chief Executive Offi-
 cer....................     40%         25%           10%         25%        0%
Executive Vice Presi-
 dent...................     30          45             5          20         0
Sr. Vice President......     25          55             5          15         0
Vice President..........     20          35             5           0        40

  When the level of goal attainment in each of the above categories is measured at the end of each year and the category weightings shown above are multiplied by the annual award target for each position, each officer's cash award is determined for the prior year's performance.

LONG-TERM INCENTIVE PLAN

  The Company also has a Long-Term Incentive Plan which focuses solely on increasing shareowner value. A major purpose of this component of compensation is to encourage long-term decision-making by senior management. The Plan establishes objectives for return on common equity (ROE) that require the Company to compare favorably with a peer group of companies and also to maintain appropriate levels of absolute ROE performance. Greater emphasis is placed on the Company's relative ROE performance than on absolute ROE performance. The logic for this approach is that relative ROE performance is more closely correlated to the performance of Company management, whereas external factors such as long-term interest rates have a major impact on absolute ROE performance.

  Awards are granted annually based on a review of the Company's average ROE performance over the prior three calendar years. Each year, a new three-year average ROE is calculated for comparative purposes. This three-year average avoids the excessive impact of short-term fluctuations in Company or peer group performance that may not reflect long-term achievement.

  The annual award compensation targets for the Long-Term Incentive Plan are the same as the percentages for the Short-Term Incentive Plan described above. However, because of the nature of the formula for measuring ROE performance, the Long-Term Incentive awards can be below or above the target percentages.

  Under the Long-Term Incentive Plan, awards are made in the form of restricted stock and/or stock options equivalent to the dollar value of the percentage applied to base pay in effect at the end of the year. This stock award encourages increased stock ownership on the part of the officers and aligns the interests of management and shareowners.

  The Committee determines the applicable restriction period for the stock at the time of grant, which, under the terms of the Long-Term Incentive Plan, must be at least three years and not more than ten years from the date of grant. That is, the officer can be divested of this stock during the restriction period if he or she terminates employment with the Company. The Plan also provides that, upon retirement, death or disability of an officer, the outstanding restricted stock awards made to that officer will be prorated. In such cases, the Committee may provide the officer with the entire award rather than the prorated portion.

  In this way, grants of restricted stock serve as an incentive for senior management to continue their employment with the Company and, therefore, contribute to continuity in top management. In the past, the grants of restricted stock made under the Incentive Compensation Plan have been restricted for a period of three years. No awards of stock options have ever been made under this plan.

  The Committee based the senior officers' incentive awards for 1997 solely on the corporate goals and return on common equity achieved. In January 1998, the Committee reviewed performance achieved during 1997 for each of the corporate goals under the Short-Term Incentive Plan. During 1997, the Company did not achieve either of its financial goals or the PP&L Global operational goal, achieved 75% of the corporate strategy goals and achieved 95% of the PP&L, Inc. operational goals. As a result of the weighting system described above, the senior officers received the following Short-Term Incentive Plan awards as a percent of base salary: Mr. Hecht--17.6%; Mr. Long--20.7%; Mr. Byram--19.2%; Mr. Grey--19.2%; and Mr. Hill--19.2%. Mr. Fagan received a 1997 short-term incentive award of 33.8% of base salary, based on separate goals related to PP&L Global's staffing, strategic planning and strategic acquisition efforts; budgetary control and the establishment of certain financial capabilities, policies and programs; and investments in specific international projects.

  In January 1998, the Committee also reviewed the Company's ROE performance for the Long-Term Incentive Plan. During 1997, the Company achieved an ROE of 10.67%, resulting in a three-year average ROE of 11.92%. The peer group of comparable companies achieved an average ROE of 9.32% and a three-year average of 10.71%. Applying the formula for comparative and absolute ROE performance described above, the senior officers received the following Long-Term Incentive Plan awards as a percent of base salary: Mr. Hecht--47.2%; Mr. Long--41.3%; Mr. Byram--35.4%; Mr. Grey--35.4%; and Mr. Hill--35.4%. Mr.
Fagan's 1997 long-term incentive award equal to 50.0% of his base salary ( 1/3 in cash and 2/3 in restricted stock) was based on an established formula emphasizing PP&L Global's committed equity investment and cash flow.

  The 1997 incentive awards made to the five most highly compensated executive officers are shown in the Summary Compensation Table.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

  In establishing Mr. Hecht's 1997 salary, in December 1996 and January 1997 the Committee reviewed the salaries of the chief executive officers of the 12 comparison electric utilities referenced above. In conducting this review, the Committee concluded that Mr. Hecht's 1996 salary was about at the average earned by incumbents in similar positions at those utilities. As a result of this review and Mr. Hecht's performance, the Committee set his 1997 salary at $610,000, effective January 1, 1997, in order to maintain this relationship with market conditions.

  Based on the Company's performance in 1997 on the specific corporate goals under the Short-Term Incentive Plan, Mr. Hecht received a Short-Term Incentive Plan award equal to approximately 17.6% of his year-end salary. Based on the Company's three-year return on common equity through 1997, Mr. Hecht received a Long-Term Incentive Plan award of restricted stock equal to approximately 47.2% of his year-end salary.

TAX DEDUCTIBILITY OF EXECUTIVE COMPENSATION

  Section 162(m) of the Internal Revenue Code of 1986, as amended, generally provides that publicly held corporations may not deduct in any taxation year certain compensation in excess of $1,000,000 paid to the chief executive officer and the next four most highly compensated executive officers. Section 162(m) did not apply to the Company's 1997 executive compensation. The Company will continue to monitor this issue and will establish appropriate policies in this regard as necessary.

                                      The Compensation and Corporate
                                      Governance Committee
                                        E. Allen Deaver, Chair
                                        Elmer D. Gates
                                        Stuart Heydt
                                        Norman Robertson

STOCK PERFORMANCE GRAPH

  The following graph depicts the performance of the Company's common stock over the past five years. For comparison purposes, two other indices are also shown. The Standard & Poor's 500 Index provides some indication of the performance of the overall stock market, and the EEI 100 Index of Investor-owned Electric Utilities reflects the performance of electric utility stocks generally. The EEI 100 Index is a comprehensive, widely recognized industry index that includes approximately 100 investor-owned domestic electric utility companies.

                 Comparison of 5-Year Cumulative Total Return
                 For PP&L Resources, Inc., S&P 500 Index, and
              EEI 100 Index of Investor-owned Electric Utilities*

                           [LINE GRAPH APPEARS HERE]


                        12/31/92 12/31/93 12/31/94 12/31/95 12/31/96 12/31/97
                        -------- -------- -------- -------- -------- --------
PP&L Resources, Inc.**   100.00   104.83    80.03   113.67   112.31   126.29
S&P 500 Index            100.00   110.08   111.53   153.45   188.68   251.63
EEI 100 Index of
 Investor-owned
 Electric Utilities      100.00   111.15    98.29   128.78   130.32   166.00

-------
* Assumes investing $100 on 12/31/92 and reinvesting dividends in PP&L Resources, Inc. common stock, S&P 500 Index, and EEI 100 Index of Investor-owned Electric Utilities.
** Effective April 27, 1995, all of the outstanding shares of common stock of PP&L, Inc. became shares of common stock of PP&L Resources. Therefore, through April 26, 1995, these data reflect the total return on the common stock of PP&L, Inc.

PROPOSAL 2:   RATIFICATION OF THE APPOINTMENT OF INDEPENDENT ACCOUNTANTS

  Upon the recommendation of the Audit and Corporate Responsibility Committee, which is composed of directors who are not employees of the Company or its affiliates, the Board of Directors of the Company appointed Price Waterhouse LLP to serve as independent accountants for the year ending December 31, 1998, for PP&L Resources and its subsidiaries.

  Representatives of Price Waterhouse LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they want to do so, and they will also be available to respond to appropriate questions.

  The Board of Directors has determined that it would be desirable to request an expression of opinion from the Shareowners on the appointment of Price Waterhouse LLP. If the Shareowners do not ratify the selection of Price Waterhouse LLP, the selection of independent accountants will be reconsidered by the Board of Directors.

                            THE BOARD OF DIRECTORS
                RECOMMENDS THAT SHAREOWNERS VOTE FOR PROPOSAL 2

MISCELLANEOUS

  The Board of Directors is not aware of any other matters to be presented for action at the meeting. If any other matter requiring a vote of the Shareowners should arise, it is intended that the persons named as proxies will vote in accordance with their best judgment.

METHOD AND EXPENSE OF SOLICITATION OF PROXIES

  The cost of soliciting proxies on behalf of the Board of Directors will be paid by the Company. In addition to the solicitation by mail, a number of regular employees may solicit proxies in person or by telephone, telegraph or facsimile. Brokers, dealers, banks and their nominees who hold shares for the benefit of others will be asked to send proxy material to the beneficial owners of the shares, and the Company will reimburse them for their expenses.

PROPOSALS FOR 1999 ANNUAL MEETING

  To be included in the proxy material for the 1999 Annual Meeting, any proposal intended to be presented at that meeting by a Shareowner must be received by the Secretary no later than November 16, 1998. To be properly brought before the meeting, any proposal must be received by seventy-five days prior to the 1999 Annual Meeting.

ANNUAL FINANCIAL STATEMENTS

  The Company's annual financial statements and related management discussion are appended to this document.

                                      By Order of the Board of Directors.
                                        Robert J. Grey
                                        Secretary

March 13, 1998

                                                     [LOGO OF PP&L APPEARS HERE]
                                                            PP&L RESOURCES, INC.
                                                       1997 FINANCIAL STATEMENTS

                                    CONTENTS

                                                                          PAGE
                                                                          ----
Glossary of Terms and Abbreviations......................................  A-1
Review of the Financial Condition and Results of Operations..............  A-4
Report of Independent Accountants........................................ A-17
Management's Report on Responsibility for Financial Statements........... A-18
Consolidated Statement of Income......................................... A-19
Consolidated Statement of Cash Flows..................................... A-20
Consolidated Balance Sheet............................................... A-22
Consolidated Statement of Shareowners' Common Equity..................... A-24
Consolidated Statement of Preferred Stock................................ A-25
Consolidated Statement of Company-Obligated Mandatorily Redeemable
 Preferred Securities.................................................... A-26
Consolidated Statement of Long-Term Debt................................. A-27
Notes to Financial Statements............................................ A-28
Selected Financial and Operating Data.................................... A-45
Executive Officers of PP&L Resources, Inc................................ A-46
Shareowner and Investor Information...................................... A-47
Quarterly Financial Data................................................. A-49

GLOSSARY OF TERMS AND ABBREVIATIONS

  AFUDC (Allowance for Funds Used During Construction)--the cost of equity and debt funds used to finance construction projects that is capitalized as part of construction cost.

  ATLANTIC--Atlantic City Electric Company

  BG&E--Baltimore Gas & Electric Company

  CLEAN AIR ACT (Federal Clean Air Act Amendments of 1990)--legislation enacted to address environmental issues including acid rain, ozone and toxic air emissions.

  CTC--Competitive transition charge

  CUSTOMER CHOICE ACT--(Pennsylvania Electricity Generation Customer Choice and Competition Act)--legislation enacted to restructure the state's electric utility industry to create retail access to a competitive market for generation of electricity.

  DEP--Pennsylvania Department of Environmental Protection

  DOE--Department of Energy

  DRIP (Dividend Reinvestment Plan)--program available to shareowners of PP&L Resources common stock and PP&L preferred stock to reinvest dividends in PP&L Resources common stock instead of receiving dividend checks.

  ECR (Energy Cost Rate)--a tariff applied to PUC-jurisdictional customers to recover fuel and other energy costs. Effective January 1997, energy costs were rolled into base rates.

  EITF--Emerging Issues Task Force

  EMEL--Empresas Emel, S.A., a Chilean electric distribution holding company

  ENERGY MARKETING CENTER--organization within PP&L responsible for marketing and trading wholesale energy.

  EPA--Environmental Protection Agency

  ESOP--Employee Stock Ownership Plan

  FASB (Financial Accounting Standards Board)--a rulemaking organization that establishes financial accounting and reporting standards.

  FGD--Flue gas desulfurization equipment installed at coal-fired power plants to reduce sulfur dioxide emissions.

  FERC (Federal Energy Regulatory Commission)--federal agency that regulates interstate transmission and sale of electricity and related matters.

  GRT--Gross Receipts Tax

  H.T. LYONS--H.T. Lyons, Inc., a PP&L Resources unregulated subsidiary specializing in heating, ventilating and air-conditioning.

  IBEW--International Brotherhood of Electrical Workers

  IEC (Interstate Energy Company)--a subsidiary of PP&L that operates an oil and gas pipeline.

  ISO--Independent System Operator

  JCP&L--Jersey Central Power & Light Company

  MAJOR UTILITIES--Atlantic, BG&E and JCP&L

  NOX--Nitrogen oxide

  NPDES--National Pollutant Discharge Elimination System

  NUG (Non-Utility Generator)--generating plants not owned by regulated utilities. If the NUG meets certain criteria, its electrical output must be purchased by public utilities as required by PURPA.

  OCA--Pennsylvania Office of Consumer Advocate

  OTS--PUC Office of Trial Staff

  PA. CNI--Pennsylvania Corporate Net Income Tax

  PCB (Polychlorinated Biphenyl)--additive to oil used in certain electrical equipment up to the late-1970s. Now classified as a hazardous chemical.

  PECO--PECO Energy Company

  PFG--Penn Fuel Gas, Inc.

  PJM (PJM Interconnection, L.L.C.)--operates the electric transmission network and electric energy market in the mid-Atlantic region of U.S.

  PLAN--PP&L's noncontributory defined benefit pension plan.

  PP&L--PP&L, Inc. (formerly Pennsylvania Power & Light Company)

  PP&L CAPITAL FUNDING--PP&L Capital Funding, Inc., PP&L Resources' financing subsidiary

  PP&L CAPITAL TRUST--a Delaware statutory business trust created to issue Preferred Securities

  PP&L CAPITAL TRUST II--a Delaware statutory business trust created to issue Preferred Securities

  PP&L GLOBAL--PP&L Global, Inc., a PP&L Resources unregulated subsidiary which invests in and develops world-wide power projects (formerly Power Markets Development Company).

  PP&L RESOURCES--PP&L Resources, Inc., the parent holding company of PP&L, PP&L Global, PP&L Spectrum and other subsidiaries.

  PP&L SPECTRUM--PP&L Spectrum, Inc., a PP&L Resources unregulated subsidiary which offers energy-related products and services (formerly Spectrum Energy Services Corporation).

  PP&L'S MORTGAGE--PP&L's Mortgage and Deed of Trust, dated October 1, 1945

  PREFERRED SECURITIES--Company-obligated mandatorily redeemable preferred securities of subsidiary trusts holding solely company debentures (issued by two Delaware statutory business trusts).

  PSE&G--Public Service Electric & Gas Company

  PUC (Pennsylvania Public Utility Commission)--state agency that regulates certain ratemaking, services, accounting, and operations of Pennsylvania utilities.

  PUC DECISION--final order issued by the PUC on September 27, 1995 pertaining to PP&L's base rate case filed in December 1994.

  SBRCA--Special Base Rate Credit Adjustment

  SEC--Securities and Exchange Commission

  SFAS (Statement of Financial Accounting Standards)--accounting and financial reporting rules issued by the FASB.

  SO/2/--Sulfur dioxide

  STAS (State Tax Adjustment Surcharge)--rate adjustment mechanism to customer bills for changes in certain state taxes.

  SUPERFUND--federal and state legislation that addresses remediation of contaminated sites.

  SWEB--South Western Electricity plc, a British regional electric utility company.

  UGI--UGI Utilities, Inc.

  U.K.--United Kingdom

  VEBA (Voluntary Employee Benefit Association Trust)--trust accounts for health and welfare plans for future payments to employees, retirees or their beneficiaries.

  VERP--Voluntary Early Retirement Program

REVIEW OF THE FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF PP&L RESOURCES, INC.

  PP&L Resources is a holding company with headquarters in Allentown, PA. Its subsidiaries include PP&L, which provides electricity delivery service in eastern and central Pennsylvania, sells retail electricity throughout Pennsylvania and markets wholesale electricity throughout the eastern United States; PP&L Global, an international independent power company; PP&L Spectrum, which markets energy-related services and products; PP&L Capital Funding, which engages in financing for PP&L Resources and its subsidiaries; and H. T. Lyons, a heating, ventilating and air-conditioning firm which PP&L Resources acquired on January 22, 1998. Other subsidiaries may be formed by PP&L Resources to take advantage of new business opportunities.

  The financial condition and results of operations of PP&L are currently the principal factors affecting the financial condition and results of operations of PP&L Resources. All fluctuations, unless specifically noted, are primarily due to activities of PP&L. All nonutility operating transactions are included in "Other Income and (Deductions)" on the Consolidated Statement of Income.

  Terms and abbreviations appearing in the Review of the Financial Condition and Results of Operations are explained in the glossary.

FORWARD-LOOKING INFORMATION

  Certain statements contained in these Financial Statements concerning expectations, beliefs, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts, are "forward-looking statements" within the meaning of the federal securities laws. Although PP&L Resources and PP&L believe that the expectations reflected in these statements are reasonable, there can be no assurance that these expectations will prove to have been correct. These forward-looking statements involve a number of risks and uncertainties, and actual results may differ materially from the results discussed in the forward-looking statements. The following are among the important factors that could cause actual results to differ materially from the forward-looking statements: state and federal regulatory developments, especially the PUC's final order on PP&L's April 1, 1997 restructuring filing; new state or federal legislation; national or regional economic conditions; weather variations affecting customer usage; competition in retail and wholesale power markets; the need for and effect of any business or industry restructuring; PP&L Resources' and PP&L's profitability and liquidity; new accounting requirements or new interpretations or applications of existing requirements; system conditions and operating costs; performance of new ventures; political, regulatory or economic conditions in foreign countries; exchange rates; and PP&L Resources' and PP&L's commitments and liabilities. Any such forward-looking statements should be considered in light of such important factors and in conjunction with PP&L Resources' and PP&L's other documents on file with the SEC.

RESULTS OF OPERATIONS

EARNINGS

  Earnings per share of common stock were $1.80 in 1997 and $2.05 in 1996 and 1995. Excluding the effects of weather and one-time adjustments, earnings were $2.03 per share in 1997, compared to $2.00 per share in 1996. The effect of milder weather in 1997 adversely impacted earnings in 1997 and colder than normal weather benefited earnings in 1996. The following table highlights the major items that impacted earnings for each of these years:

                                                           1997   1996  1995
                                                           -----  ----- -----
Earnings per share--excluding weather and one-time
 adjustments.............................................. $2.03  $2.00 $1.77
Weather variances on billed sales......................... (0.03)  0.05  0.02
One-time adjustments, after tax:
  Windfall Profits Tax.................................... (0.23)
  U.K. Income Tax Rate Reduction..........................  0.06
  Penn Fuel Gas acquisition costs......................... (0.03)
  PUC Decision............................................               0.21
  Workforce reduction programs............................              (0.11)
  ECR purchased power costs...............................               0.04
  Gain on subsidiary coal reserves........................               0.12
                                                           -----  ----- -----
Earnings per share--reported.............................. $1.80  $2.05 $2.05
                                                           =====  ===== =====

  Weather-normalized sales to service area customers remained relatively unchanged from the prior year, increasing by 0.2 percent. A major factor in this low growth was the shutdown of a large steel producing facility. Excluding steel-related sales losses, weather normalized service area energy sales would have increased by 1.1 percent in 1997 when compared to 1996.

  In 1997, higher revenues from bulk power sales and trading activity of the Energy Marketing Center offset the impact of the phase-down of contractual sales to JCP&L. Earnings also benefited from refinancing activities and, excluding one-time adjustments, the on-going operations of PP&L Global. A change in the regulatory treatment of energy costs (see "Operating Revenues" on page A-6) and higher depreciation in 1997 partially offset these earnings gains.

  The earnings improvement in 1996--excluding weather and one-time adjustments--was primarily due to higher revenues resulting from the base rate increase from the PUC Decision as well as higher sales to all service area classes. Earnings also benefited from lower interest expense due to refinancing efforts. These earnings gains were partially offset by a reduction in contractual bulk power sales to JCP&L, as well as higher wages and benefits and depreciation expense.

  The costs of establishing the organization and programs to meet retail competition in Pennsylvania are estimated to be approximately $35 million more in 1998 than in 1997. These expenses will adversely affect 1998 earnings. In addition, the settlement agreements with 16 small utilities, if approved by FERC as filed, would require PP&L to write off a portion of its stranded costs applicable to these customers. The amount of this write-off is currently estimated at approximately $28 million after-tax, or 17 cents per share of common stock. See Financial Note 3 for additional information. The reduction in contractual bulk power sales to JCP&L and other major utilities will also continue to adversely impact earnings over the next few years. However, the efforts of the Energy Marketing Center to resell the returning electric energy and capacity on the open market, along with its other energy trading activities, should continue to offset the loss in revenues from declining contractual sales. Finally, the Customer Choice Act and the regulatory and business developments related thereto could have a major impact on the future financial performance of PP&L. See "PUC Restructuring Proceeding" on page A-6 for additional information.

ELECTRIC ENERGY SALES

  The change in PP&L's electric energy sales was attributable to the following:

                                                              1997      1996
                                                               VS        VS
                                                              1996      1995
                                                            --------  --------
                                                            (MILLIONS OF KWH)
   Service Area sales
     Residential...........................................     (415)      548
     Commercial............................................       21       341
     Industrial............................................       62       171
     Other.................................................      (11)      (34)
                                                            --------  --------
     Total Service Area Sales..............................     (343)    1,026
   Wholesale Energy Sales..................................    7,113     2,917
                                                            --------  --------
       Total...............................................    6,770     3,943
                                                            ========  ========

  Service area sales were 32.0 billion kWh for 1997, a decrease of 343 million kWh, or 1.1%, from 1996. Part of this decrease was attributable to milder weather in the first quarter of 1997 as compared to 1996. If normal weather had been experienced in both 1997 and 1996, total service area sales for 1997 would have increased by about 49 million kWh, or 0.2%, over 1996.

  Actual sales to residential customers in 1997 decreased 415 million kWh, or 3.5%, from 1996, compared with an increase in 1996 of 548 million kWh, or 4.8%, from 1995. Under normal weather conditions, the 1997 decrease would have been 0.9%. Weather-adjusted commercial sales increased 1.0% in 1997, and sales to industrial customers increased by 0.6% from 1996.

  Wholesale energy sales, which include sales to other utilities and energy marketers through contracts, spot market transactions or power pool arrangements, were 21.5 billion kWh for the year ended December 31, 1997, an increase of 7.1 billion kWh, or 49.6%, from 1996, despite the reduction in PP&L's contractual bulk power sales to JCP&L. This increase was primarily the result of increased generation from PP&L units and the increased activity of the Energy Marketing Center.

  See "Operating Revenues" for more information.

OPERATING REVENUES

  The change in total operating revenues was attributable to the following:

                                                            1997        1996
                                                             VS          VS
                                                            1996        1995
                                                         ----------  ----------
                                                         (MILLIONS OF DOLLARS)
Base Rate Revenues--Service Area Sales:
  Sales volume and sales mix effect..................... $       (2) $       57
  Weather effect........................................        (31)         13
  Unbilled revenues.....................................         17         (27)
  Rate increase--PUC Decision...........................          0          76
Energy Revenues.........................................        (30)          5
Wholesale Revenues
  Energy and capacity...................................        139          27
  Reservation charges and other.........................         32          (7)
Other, net..............................................         14          14
                                                         ----------  ----------
                                                         $      139  $      158
                                                         ==========  ==========

  Operating revenues increased by $139 million, or 4.8%, in 1997 over 1996. Revenues from service area sales in 1997 were slightly lower than in 1996. This was the result of mild weather in the first quarter of 1997 compared to extremely cold weather during the first quarter of 1996. However, 1997 saw higher revenues from bulk power sales and the trading activities of PP&L's Energy Marketing Center. The efforts of the Energy Marketing Center essentially offset the reduced revenues from the phase-down of contractual sales to JCP&L. These increases were partially offset by a change in the regulatory treatment of energy costs by the PUC. Specifically, beginning January 1, 1997, underrecovered energy costs up to a cap of $31.5 million annually are no longer recorded as energy revenues but as regulatory credits, which are offsets to "Other Operating Expenses." To the extent that underrecovered energy costs--primarily fuel and purchased power--exceed the cap, earnings are adversely affected. Weather also had an unfavorable impact when comparing 1997 to 1996.

  Operating revenues increased by $158 million, or 5.8%, in 1996 over 1995. Base rate revenues were enhanced by the PUC Decision and strong sales growth in all customer classes. In addition, weather had a favorable impact when comparing 1996 to 1995. Also, 1996 revenues reflected increased sales to other utilities, primarily due to the one-year contract to supply energy to PSE&G. These increases were partially offset by the loss of revenue due to the phase-down of the capacity and energy agreement with JCP&L.

PUC RESTRUCTURING PROCEEDING

  In December 1996, Pennsylvania enacted the Customer Choice Act to restructure its electric utility industry in order to create retail access to a competitive market for the generation of electricity. The Act includes the following major provisions: (1) all electric utilities in Pennsylvania are required to file a restructuring plan with the PUC to implement direct access to a competitive market for electric generation; (2) retail customer choice will be phased in over three years, beginning as early as January 1, 1999; (3) electric distribution companies will be the suppliers of last resort, and the PUC will ensure that adequate generation reserves exist to maintain reliable electric service; (4) retail rates generally will be capped for at least four-and-a-half years for transmission and distribution charges and for as long as nine years for generation charges; (5) utilities are permitted to recover PUC-approved transition or stranded costs through a non-bypassable Competitive Transition Charge (CTC); and (6) transition bonds may be issued to refinance the stranded costs, with a transition charge on customers bills to repay the bonds.

  Under the Customer Choice Act, the PUC is authorized to determine the amount of PP&L's stranded costs to be recovered through a CTC to be paid by all PUC-jurisdictional customers who receive transmission and distribution service from PP&L. Stranded costs are defined in the Customer Choice Act as "generation-related costs . . . which would have been recoverable under a regulated environment but which may not be recoverable in a competitive generation market and which the PUC determines will remain following mitigation by the electric utility."

  In accordance with the Customer Choice Act, PP&L filed its restructuring plan with the PUC on April 1, 1997. PP&L's restructuring plan includes a claim of $4.5 billion (on a net present value basis as of January 1, 1999) for stranded costs. Pursuant to the Customer Choice Act, this claim is comprised of the following categories:

    1. Net plant investments and costs attributable to existing generation plants and facilities, costs of power purchases, disposal costs of spent nuclear fuel, retirement costs attributable to existing generating plants and employee-related transition costs;

    2. Prudently incurred costs related to the cancellation, buyout, buydown or renegotiation of NUG contracts; and

    3. Regulatory assets and other deferred charges typically recoverable under current regulatory practice and cost obligations under PUC-approved contracts with NUGs.

  The following are the components of PP&L's stranded cost claim as presented in the evidentiary record of the proceeding:

   CATEGORY OF STRANDED COST                                      AMOUNT
   -------------------------                               ---------------------
                                                           (MILLIONS OF DOLLARS)
   Nuclear Generation(a)..................................        $2,825
   Fossil Generation(a)...................................           670
   NUG Contracts..........................................           651
   Regulatory Assets......................................           354
                                                                  ------
                                                                  $4,500
                                                                  ======

-------
(a) Includes deferred income taxes related to generation assets.

  In determining the appropriate amount of stranded cost recovery, the Customer Choice Act requires the PUC to consider the extent to which an electric utility has taken steps to mitigate stranded costs by appropriate means that are reasonable under the circumstances. Mitigation efforts undertaken over time prior to the enactment of the Customer Choice Act are to be considered of equal importance by the PUC in determining an electric utility's stranded costs as actions taken after the passage of the Customer Choice Act. In its restructuring plan, PP&L described its extensive efforts to mitigate its stranded costs, resulting in a reduction in its stranded cost claim of over $1 billion.

  Numerous parties have intervened in PP&L's restructuring proceeding. These parties are recommending stranded cost recovery by PP&L ranging from $695 million to $3.2 billion. In this regard, the PUC's OTS recommends that PP&L be permitted to recover $3.2 billion of its stranded costs; the PP&L Industrial Customer Alliance recommends recovery of $695 million; and the OCA recommends recovery of $1.1 billion. Under Pennsylvania law, the OCA and the OTS have advocacy roles in proceedings before the PUC. Testimony filed by the OCA and OTS carries no more weight than testimony filed by any other party in the proceeding.

  Evidentiary hearings in this matter were held in late-August. The PUC has revised the procedural schedule several times to permit continued settlement discussions among the parties. In February 1998, the parties filed their Main Briefs in the proceeding. Under the current schedule, the PUC's final order is due by June 4, 1998. PP&L cannot predict the ultimate outcome of this proceeding.

  The ultimate impact of the Customer Choice Act on PP&L's financial health will depend on numerous factors, including:

    1. The PUC's final order in the restructuring proceeding, including the amount of stranded cost recovery approved by the PUC and the PUC's disposition of other issues raised;

    2. The effect of the rate cap imposed under the provisions of the Customer Choice Act;

    3. The actual market price of electricity over the transition period;

    4. Future sales levels; and

    5. The extent to which the regulatory framework established by the Customer Choice Act will continue to be applied.

  Under the Customer Choice Act, PP&L's rates to PUC-jurisdictional customers are capped at the level in effect on January 1, 1997 through mid-2001 for transmission and distribution services and through the year 2005 for generation services to customers who do not choose an alternative supplier. Applying the CTC proposed in its restructuring plan (which is restricted by the rate cap) through the year 2005, it is estimated that PP&L would collect approximately $4 billion (on a net present value basis as of January 1, 1999) of its stranded costs. The remaining $500 million would be reflected as lower cash flow to PP&L after the transition period than would have occurred with continued regulated rates.

  In this regard, it should be noted that PP&L's stranded cost claim included in the restructuring plan is based on a projection of future market prices and assumes a significant portion of PP&L's stranded costs will be recovered by way of increased market prices for electricity. This increase may or may not occur. To the extent that the market price of electricity does not increase as projected, or other projections do not actually occur, PP&L could experience a lower recovery of stranded costs.

  If the PUC's final order in the restructuring proceeding were to permit full recovery of PP&L's stranded costs, including full recovery of all regulatory assets and above-market NUG costs over the transition period, PP&L estimates that its net income over the transition period would be reduced by about 5% from amounts that were previously projected under historic cost-based regulation.

  However, the PUC's final order--either as a result of a settlement or a fully-litigated proceeding--may result in changes to components or assumptions in PP&L's restructuring plan that could have an adverse effect on the amount of the CTC, the amount of stranded costs that are recoverable through the CTC or the overall amount of revenues to be collected from customers. As a result of these uncertainties, PP&L cannot determine whether and to what extent it may be subject to a write-off or a reduction in revenues and earnings with respect to the restructuring proceeding. Based on the substantial amounts involved in the restructuring proceeding, should PP&L incur such a write-off or reduction in revenues and earnings, either one could be material in amount. Accordingly, PP&L Resources is unable to predict the ultimate effect of the Customer Choice Act or the PUC's final order in the restructuring proceeding on its financial position, its results of operations, future PP&L rate levels, the need or ability to issue securities to meet future capital requirements or the ability to maintain the common stock dividend at the current level.

  The Customer Choice Act permits the issuance of "transition bonds" securitized by customer revenues from an Intangible Transition Charge (ITC) to finance the payment of stranded costs. PP&L is considering whether to seek to securitize some portion of its stranded cost claim, which would require the approval of the PUC in a qualified rate order.

  Certain parties have brought actions in the Pennsylvania Commonwealth Court challenging the constitutionality of the Customer Choice Act. PP&L has intervened in these proceedings in support of the Customer Choice Act.

RATE MATTERS

  Refer to Financial Note 4 for information regarding rate matters.

FUEL EXPENSE

  Fuel expense for 1997 increased by $18 million from the comparable period in 1996. This increase was primarily due to PP&L's coal-fired units operating at higher output to support increased wholesale electric market activity, resulting in an increase in total coal-fired generation for the year. The increase was slightly offset by a decrease in the unit fuel prices for coal-fired and gas-fired generation.

POWER PURCHASES

  Power purchases in 1997 increased $152 million over the comparable period in 1996. This increase was primarily due to greater quantities of power purchased from other utilities to meet increased trading activities of the Energy Marketing Center. Higher overall market prices of power during 1997 compared to 1996 contributed to the increase in purchased power costs.

  Power purchases in 1996 increased $61 million from 1995. The increase was primarily due to greater quantities of power purchased from PJM and other utilities, increased customer demand, planned and unplanned outages of PP&L generation stations, and attractive market prices for energy.

INCOME TAXES

  Income tax expense for 1997 decreased $15 million, or 5.9%, from 1996. This was primarily due to a decrease in pre-tax book income of $52 million.

  Income tax expense for 1996 decreased $33 million, or 11.3%, from 1995. This was primarily due to a decrease in pre-tax book income of $25 million, and the recording of the tax benefits of research and experimental tax credits and deductions of $5 million.

OTHER OPERATION, MAINTENANCE AND DEPRECIATION EXPENSE

  Other operation and maintenance expenses in 1997 decreased by $26 million from 1996. Excluding the effect of underrecovered energy costs, operation and maintenance expenses increased by $6 million in 1997. These increases were primarily due to costs associated with the pilot program, the PUC restructuring filing and the FERC transmission access filing.

  Prior to 1997, underrecovered energy costs were accrued as energy revenues. In 1997, these underrecovered costs were recorded as regulatory credits, which are reflected in the income statement as a reduction of "Other Operating Expense". This reflects a change in the regulatory treatment of undercollected energy costs by the PUC.

  Depreciation expenses in 1997 increased by $11 million from 1996. These increases were primarily due to depreciation on plant additions and amortization of newly implemented computer software.

OTHER INCOME AND (DEDUCTIONS)

  Other income and deductions for 1997 decreased by $31 million from 1996. This decrease was primarily due to the windfall profits tax on PP&L Global's investment in SWEB, which resulted in a $37 million charge. Refer to "Windfall Profits Tax--PP&L Global" for further discussion. Other income and deductions for 1997 also includes a $6 million pre-tax charge for estimated costs associated with the acquisition of PFG. Partially offsetting these charges was a $10 million one-time tax benefit recorded by PP&L Global related to its investment in SWEB. This benefit was based on the reduction of the U.K. corporate income tax rate from 33% to 31%.

  Other income and deductions improved in 1996 compared with 1995, due to the equity earnings from PP&L Global's investment in SWEB and gains on the sale of investment securities by PP&L. Other income and deductions in 1995 reflected a gain on the sale of a PP&L subsidiary's undeveloped coal reserves, offset by the write-off of Susquehanna Unit 1 deferred operating expenses and carrying costs (net of energy savings) resulting from the PUC Decision and by expenses associated with evaluating and responding to PECO's unsolicited proposals to acquire PP&L Resources.

WINDFALL PROFITS TAX--PP&L GLOBAL

  In July 1997, the U.K. assessed a windfall profits tax on privatized utilities. The tax is payable in two equal installments; the first installment was made on December 1, 1997 and the second one is due in December 1998. SWEB's windfall profits tax was approximately 90 million pounds sterling, or about $148 million. Based on PP&L Global's 25% ownership interest in SWEB, PP&L Resources incurred a one-time charge against earnings of $37 million, or 23 cents per share, in 1997.

SUBSIDIARY COAL RESERVES

  In November 1995, PP&L sold the coal reserves of one of its subsidiaries for $52 million, which resulted in a $42 million gain, or $20 million after-tax. PP&L had acquired the reserves in 1974 with the intention of supplying future coal-fired generating stations, but later concluded that it would not develop these reserves for such purposes. In 1994, the reserves' carrying value was written down from $84 million to $10 million.

FINANCING COSTS

  In 1997, PP&L Resources continued to take advantage of opportunities to reduce its financing costs by retiring long-term debt with the proceeds from the sale of securities at a lower cost and repurchasing PP&L preferred stock. Interest on long-term debt and dividends on preferred stock decreased from $242 million in 1994 to $220 million in 1997, for a total decrease of $22 million.

FINANCIAL CONDITION

CAPITAL EXPENDITURE REQUIREMENTS

  The schedule below shows PP&L's current capital expenditure projections for the years 1998-2002 and actual spending for the year 1997.

PP&L'S CAPITAL EXPENDITURE REQUIREMENTS(A)

                                                               PROJECTED
                                                 ACTUAL ------------------------
                                                  1997  1998 1999 2000 2001 2002
                                                 ------ ---- ---- ---- ---- ----
                                                      (MILLIONS OF DOLLARS)
Construction expenditures
  Generating facilities.........................  $ 64  $ 89 $ 66 $ 72 $ 84 $ 86
  Transmission and distribution facilities......   116   124  121  139  138  145
  Environmental.................................    12    15   14    6    5    3
  Other.........................................    58    74   46   22   20   20
                                                  ----  ---- ---- ---- ---- ----
    Total Construction Expenditures.............   250   302  247  239  247  254
Nuclear fuel owned and leased...................    60    63   60   63   65   67
Other leased property...........................    35    22   22   22   22   22
                                                  ----  ---- ---- ---- ---- ----
    Total Capital Expenditures..................  $345  $387 $329 $324 $334 $343
                                                  ====  ==== ==== ==== ==== ====

-------
(a) Construction expenditures include AFUDC which is expected to be less than $10 million in each of the years 1998-2002.

  PP&L's capital expenditure projections for the years 1998-2002 total about $1.7 billion. Capital expenditure plans are revised from time to time to reflect changes in conditions.

UNREGULATED INVESTMENTS

  PP&L Global continues to pursue opportunities to develop and acquire electric generation, transmission and distribution facilities in the United States and abroad.

  As of December 31, 1997, PP&L Global had investments and commitments in the amount of approximately $370 million in distribution, transmission and generation facilities in the United Kingdom, Bolivia, Peru, Argentina, Spain, Portugal and Chile. PP&L Global's principal investments to date are in SWEB and Emel.

  In July 1997, PP&L Global acquired a 25.05% interest in Emel at a cost of approximately $118 million. Emel is a Chilean holding company that has majority interests in six electric distribution companies located in Chile and Bolivia. Emel's electric distribution company holdings make it the third largest distributor of electricity in Chile and the second largest in Bolivia, serving a total of 535,000 customers in those countries. Under a shareholders' agreement, PP&L Global and another major shareholder, Las Espigas Group, jointly control Emel's board of directors. In January and February 1998, PP&L Global acquired an additional 300,000 shares in Emel at a cost of approximately $5 million, increasing its ownership interest to 27%.

  Also, in February 1998, PP&L Global and Emel acquired a 75% interest in Distributidora de Electricidad del Sur (DelSur), an electric distribution company serving 193,000 customers in El Salvador, for approximately $180 million. Under the purchase agreement, PP&L Global will directly acquire 37.5% of DelSur and Emel will acquire the other 37.5%. DelSur is one of five electricity distribution companies in El Salvador that are being privatized by the government.

  PP&L Resources' other unregulated subsidiary, PP&L Spectrum, offers energy-related products and services. Other subsidiaries may be formed by PP&L Resources to take advantage of new business opportunities.

ACQUISITIONS OF PENN FUEL GAS, INC. AND H.T. LYONS, INC.

  In June 1997, PP&L Resources entered into an agreement with Penn Fuel Gas, Inc. (PFG), a Pennsylvania corporation, pursuant to which PP&L Resources would acquire PFG. PFG, with nearly 100,000 customers in Pennsylvania and a few hundred customers in Maryland, distributes and stores natural gas and sells propane.

  Under the terms of the agreement, PFG would become a wholly-owned subsidiary of PP&L Resources. Upon consummation of the acquisition, each outstanding PFG common share would be converted into the right to receive between 6.968 and
8.516 shares of PP&L Resources' Common Stock, and each outstanding PFG preferred share would be converted into the right to receive between 0.682 and
0.833 shares of PP&L Resources' Common Stock. PP&L Resources expects to issue shares of its Common Stock valued at about $121 million to complete the transaction. The exact conversion rate and number of PP&L Resources' shares to be issued will be based on the market value of the Common Stock of PP&L Resources at the time of the merger. The transaction is expected to be treated as a pooling-of-interests for accounting and financial reporting purposes.

  The acquisition of PFG is subject to several conditions, including the receipt of required approvals by the PUC and the SEC. The Maryland Public Service Commission has determined not to institute proceedings on the matter. The U.S. Department of Justice and the Federal Trade Commission have granted early termination of the required waiting period for the acquisition under the Hart-Scott-Rodino Premerger Notification Act. In October 1997, PFG's shareholders approved the acquisition at a special shareholders meeting. The acquisition does not require the approval of PP&L Resources' shareholders. The acquisition is expected to be completed by mid-1998.

  In the third quarter of 1997, PP&L Resources recorded one-time, non-payroll related transaction costs associated with the acquisition of PFG of $6 million, pre-tax, which reduced earnings by about three cents per share. Additional charges may be incurred in connection with closing on this transaction, which are not expected to be material in amount.

  On January 22, 1998, PP&L Resources acquired H.T. Lyons, a heating, ventilating and air-conditioning firm in a cash transaction for an amount that is not material.

FINANCING AND LIQUIDITY

  Net cash provided by operating activities decreased by $16 million in 1997 compared with 1996. Net cash provided by operating activities for 1996 increased $101 million over 1995. This increase was primarily due to higher operating revenues, which reflects the 3.8% base rate increase from the PUC Decision as well as higher sales to all customer classes. Lower interest expense also contributed to the increase. These increases were partially offset by higher fuel inventories.

  Net cash used in investing activities was $141 million lower in 1997 than 1996. This decrease was due primarily to lower construction expenditures by PP&L, liquidation of subsidiaries' long-term investments to make funds available for other investing and financing activities, and a reduction in the amount of equity funds invested by PP&L Global compared to 1996. Net cash used in investing activities was $119 million higher in 1996 than 1995. This increase was primarily due to PP&L Global's investment in SWEB, partially offset by lower construction expenditures by PP&L.

  Net cash used in financing activities was $257 million higher in 1997 than 1996. The increase was primarily due to PP&L Resources' purchase of PP&L preferred stock at a cost, including a premium and associated cost of purchase, of $380 million. Also, PP&L retired $210 million of long-term debt in 1997, compared with $145 million in 1996. These outflows were partially offset by PP&L's issuance of $250 million of Preferred Securities through two Delaware statutory business trusts. Net cash used in financing activities was $89 million lower in 1996 compared with 1995. This was largely due to higher proceeds from issuance of long-term debt in 1996.

  Additional financing activities in 1997 included PP&L's issuance of $9 million of Pollution Control Revenue Bonds and PP&L Capital Funding's issuance of $102 million of Medium-Term Notes. PP&L Resources also issued $76 million of common stock, of which $69 million was issued through its DRIP and the remaining $7 million issued to PP&L's ESOP.

  For the years 1995-1997, PP&L issued $282 million of long-term debt. For the same period, PP&L and PP&L Resources issued a total of $234 million of common stock. Proceeds from security sales were used to retire $495 million of long-term debt to lower PP&L's financing costs and reduce short-term debt. During the years 1995-1997, PP&L also incurred $252 million of obligations under capital leases (primarily nuclear fuel).

  PP&L Capital Funding, a wholly-owned subsidiary of PP&L Resources, was formed in September 1997 to provide financing for PP&L Resources and its subsidiaries. The payment of principal, interest and premium, if any, with respect to debt securities issued by PP&L Capital Funding will be guaranteed by PP&L Resources.

  In November 1997, PP&L and PP&L Capital Funding established a new joint revolving credit facility with a group of 14 banks comprised of two separate revolving credit agreements--a $150 million 364-day revolving credit agreement and a $300 million five-year revolving credit agreement. The new revolving credit facility replaced PP&L Resources' $300 million revolving credit agreement, PP&L's $250 million revolving credit agreement and three separate PP&L credit agreements totaling $45 million, all of which were terminated.

  At December 31, 1997, PP&L had no borrowings outstanding under the new revolving credit agreements, and PP&L Capital Funding had $90 million of borrowings outstanding under the five-year revolving credit agreement. See
Note 10 for additional information on this credit facility.

  It is currently expected that the DRIP will continue in 1998 as necessary to provide equity funding for PP&L Global investments, and that PP&L's ESOP will provide proceeds of about $8 million in each of the years 1998 through 2002.

FINANCIAL INDICATORS

  PP&L Resources earned a 10.61% return on average common equity during 1997, a decrease from the 12.30% earned in 1996. Excluding one-time adjustments, as described in "Earnings", the return on average common equity was 11.69% during 1997. The ratio of PP&L Resources' pre-tax income to interest charges was 3.39 for 1997, a decrease from 3.55 in 1996. Excluding one-time adjustments, the ratio of PP&L Resources' pre-tax income to interest charges was 3.53 in 1997, virtually unchanged from 1996. The annual per share dividend rate on common stock remained unchanged at $1.67 per share. The book value per share of common stock increased 0.2%, from $16.87 at the end of 1996 to $16.90 at the end of 1997. The ratio of the market price to book value of common stock was 142% at the end of 1997 compared with 136% at the end of 1996.

ENVIRONMENTAL MATTERS

 Air

  The Clean Air Act deals, in part, with acid rain, attainment of federal ambient ozone standards and toxic air emissions. PP&L has complied with the Phase I acid rain provisions required to be implemented by 1995 by installing continuous emission monitors on all units, burning lower sulfur coal and installing low nitrogen oxide burners on certain units. To comply with the year 2000 acid rain provisions, PP&L plans to purchase lower sulfur coal and use banked or purchased emission allowances instead of installing FGD on its wholly-owned units.

  PP&L has met the initial ambient ozone requirements of the Clean Air Act by reducing nitrogen oxide emissions by 40% through the use of low nitrogen oxide burners. Further seasonal (i.e., 5 month) nitrogen oxide reductions to 55% and 75% of 1990 levels for 1999 and 2003, respectively, are specified under the Northeast Ozone Transport Region's Memorandum of Understanding. The DEP has finalized regulations which require PP&L to reduce its ozone seasonal NOx by 57% beginning in 1999.

  The EPA has finalized new national standards for ambient levels of ground-level ozone and fine particulates. Based in part on the new ozone standard, the EPA has proposed NOx emission limits for 22 states, including Pennsylvania, which in effect requires approximately an 80% reduction from the 1990 level in Pennsylvania in the 2005-2012 timeframe. The new particulates standard may require further reductions in both NOx and SO/2/ and may extend the reductions from seasonal to year round.

  The Clean Air Act requires the EPA to study the health effects of hazardous air emissions from power plants and other sources. Depending on the outcome of these studies, PP&L may be required to take additional action.

  Expenditures to meet the 2000 acid rain and 1999 NOx reduction requirements are included in the table of projected construction expenditures in the section "Financial Condition--Capital Expenditure Requirements". PP&L currently estimates that additional capital expenditures and operating costs for environmental compliance under the Clean Air Act will be incurred beyond 2002 in amounts which are not now determinable but which could be material.

 Water and Residual Waste

  DEP residual waste regulations set forth requirements for existing ash basins at PP&L's coal-fired generating stations. Any new ash disposal facility must meet the rigid siting and design standards set forth in the regulations. To address these DEP regulations, PP&L has installed dry fly ash handling systems at most of its power stations, which eliminate the need for ash basins. In other cases, PP&L has modified the existing facilities to allow continued operation of the ash basins under a new DEP permit. Any groundwater contamination caused by the basins must also be addressed.

  Groundwater degradation related to fuel oil leakage from underground facilities and seepage from coal refuse disposal areas and coal storage piles has been identified at several PP&L generating stations. Remedial work is substantially completed at two generating stations. At this time, the only other remedial work being planned is to abate a localized groundwater degradation problem at Montour.

  The recently issued final NPDES permit for the Montour station contains stringent limits for iron and chlorine discharges. Depending on the results of a toxic reduction study to be conducted, additional water treatment facilities or operational changes may be needed at this station.

  Capital expenditures through the year 2002 to comply with the residual waste regulations, correct groundwater degradation at fossil-fueled generating stations, and address waste water control at PP&L facilities are included in the table of construction expenditures in the section "Financial Condition-- Capital Expenditure Requirements". In this regard, PP&L currently estimates that $6.5 million of additional capital expenditures may be required in the next four years to close some of the ash basins and address other ash basin issues at various generating plants. Additional capital expenditures could be required beyond the year 2002 in amounts which are not now determinable but which could be material. Actions taken to correct groundwater degradation, to comply with the DEP's regulations and to address waste water control are also expected to result in increased operating costs in amounts which are not now determinable but which could be material.

 Superfund and Other Remediation

  In 1995, PP&L entered into a consent order with the DEP to address a number of sites where PP&L may be liable for remediation of contamination. This may include potential PCB contamination at certain PP&L substations and pole sites; potential contamination at a number of coal gas manufacturing facilities formerly owned and operated by PP&L; and oil or other contamination which may exist at some of PP&L's former generating facilities. As of December 31, 1997, PP&L has completed work on nearly half of the sites included in the agreement.

  At December 31, 1997, PP&L had accrued $8.1 million, representing the amount PP&L can reasonably estimate it will have to spend to remediate sites involving the removal of hazardous or toxic substances including those covered by the consent order mentioned above. Future cleanup or remediation work at sites currently under review, or at sites not currently identified, may result in material additional operating costs which PP&L cannot estimate at this time. In addition, certain federal and state statutes, including Superfund and the Pennsylvania Hazardous Sites Cleanup Act, empower certain governmental agencies, such as the EPA and the DEP, to seek compensation from the responsible parties for the lost value of damaged natural resources. The EPA and the DEP may file such compensation claims against the parties, including PP&L, held responsible for cleanup of such sites. Such natural resource damage claims against PP&L could result in material additional liabilities.

 General

  Due to the environmental issues discussed above or other environmental matters, PP&L may be required to modify, replace or cease operating certain facilities to comply with statutes, regulations and actions by regulatory bodies or courts. In this regard, PP&L also may incur capital expenditures, operating expenses and other costs in amounts which are not now determinable but which could be material.

INCREASING COMPETITION

 Background

  The electric utility industry has experienced and will continue to experience a significant increase in the level of competition in the energy supply market. PP&L has publicly expressed its support for full customer choice of electricity suppliers for all customer classes. PP&L is actively involved in efforts at both the state and federal levels to encourage a smooth transition to full competition. PP&L believes that this transition to full competition should provide for the recovery of a utility's stranded costs, which are generation-related costs that traditionally would be recoverable in a regulated environment, but which may not be recoverable in a competitive electric generation market.

 Pennsylvania Activities

  Reference is made to "PUC Restructuring Proceeding" for a discussion of PP&L's April 1997 filing of its restructuring plan pursuant to the Customer Choice Act.

  In February 1997, PP&L filed a proposed retail access pilot program with the PUC in accordance with the applicable provisions of the Customer Choice Act and PUC guidelines. A number of the major parties, including PP&L, entered into a joint settlement agreement resolving all of the issues in the Pennsylvania utilities' pilot proceedings. In August 1997, the PUC issued an order modifying this settlement and modifying and approving PP&L's pilot program. In October 1997, PP&L submitted its pilot program compliance filing to the PUC. Retail customers participating in the PP&L and other pilot programs began to receive power from their supplier of choice in November 1997. Under its pilot program, approximately 60,000 PP&L residential, commercial and industrial customers have chosen their electric supplier. PP&L will continue to provide all transmission and distribution, customer service and back-up energy supply services to participating customers in its service area.

  Only those alternative suppliers licensed by the PUC and in compliance with the state tax obligations set forth in the Customer Choice Act may participate in the pilot programs. To date, approximately 50 suppliers have obtained such licenses to participate in the pilot programs.

  In June 1997, the PUC approved PP&L's application for a license to act as an electric generation supplier. This license permits PP&L to participate in the various retail access pilot programs of PP&L and of the other Pennsylvania utilities, and PP&L currently is offering electric supply to the participating customers of those utilities throughout the state. PP&L has exceeded its goals in all classes for acquisition of customers in the pilot program.

 Federal Activities

  Legislation has been introduced in the U.S. Congress that would give all retail customers the right to choose among competitive suppliers of electricity as early as 2000.

  In addition, in April 1996 the FERC adopted rules on competition in the wholesale electricity market primarily dealing with open access to transmission lines, recovery of stranded costs, and information systems for displaying available transmission capability (FERC Orders 888 and 889). These rules required all electric utilities to file open access transmission tariffs by July 9, 1996. The rules also provided that utilities are entitled to recover from certain wholesale requirements customers all "legitimate, verifiable, prudently incurred stranded costs." The FERC has provided recovery mechanisms for wholesale stranded costs, including stranded costs resulting from municipalization. Wholesale contracts signed after July 11, 1994 must contain explicit provisions addressing recovery of stranded costs if the utility wishes to seek such recovery. For requirements contracts signed before that date, a utility may seek recovery if it can show that it had a reasonable expectation of continuing to serve the customer after the contract term. Finally, the rules required that power pools file pool-wide open access transmission tariffs and modified bilateral coordination agreements reflecting the removal of discriminatory provisions by December 31, 1996.

  In March 1997, the FERC issued Orders 888-A and 889-A. Among other things, these orders required utilities to make certain changes to the non-rate terms and conditions of their open access transmission tariffs. In compliance with Order 888-A, in July 1997 PP&L filed a revised open access transmission tariff.

  Under FERC Order 888, 16 small utilities which have power supply agreements with PP&L signed before July 11, 1994, requested and were provided with PP&L's current estimate of its stranded costs applicable to these customers if they were to terminate their agreements in 1999. PP&L has now executed settlement agreements with these customers, which will be filed with the FERC for approval. These settlement agreements provide for continued power supply by PP&L through January 2004. If FERC approves the agreements as filed, PP&L would be required to write off a portion of its stranded costs applicable to these customers. The amount of this write-off is currently estimated at approximately $28 million after-tax, or 17 cents per share of common stock. FERC action on this matter is not expected until the second quarter of 1998.

  In December 1996, the PJM companies submitted a compliance filing with the FERC, which proposed a pool-wide pro forma transmission tariff and a revised interconnection agreement and transmission owners agreement designed to accommodate open, non-discriminatory participation in the pool. The FERC accepted the PJM tariff and proposed rates, subject to refund, and they went into effect on March 1, 1997. In June 1997, all of the PJM companies except PECO (the PJM Supporting Companies) filed proposals with the FERC to amend the PJM tariff and restructure the PJM pool. PECO filed a separate request with the FERC to amend the PJM tariff. Furthermore, PECO and certain electric marketers submitted significantly different proposals to restructure the PJM pool.

  In November 1997, the FERC approved, with certain modifications, the PJM Supporting Companies' proposals for transforming the PJM into an ISO. In summary, the FERC order: (i) approved the PJM's open access transmission rates based on geographic zones, but required PJM to file a single PJM system-wide rate proposal by 2002; (ii) accepted the PJM Supporting Companies' methodology to price transmission when the system is congested and to charge these congestion costs to system users in addition to the open access transmission rates, but ordered PJM to file an additional proposal to address concerns raised over price certainty for buyers and sellers during periods of congestion; (iii) determined that the ISO is to operate both the transmission system and the power exchange which provides for the purchase and sale of spot energy within the PJM market; and (iv) accepted the PJM Supporting Companies' proposal regarding mandatory installed capacity obligations for all entities serving firm retail and wholesale load within PJM, but rejected their proposal for allocating the capacity benefits which result from PJM's ability to import power from other regional power pools.

  The PJM Supporting Companies and numerous other parties have filed requests for amendment and/or rehearing of virtually every portion of the FERC's PJM ISO order. PP&L also has filed its own request for amendment and/or rehearing. PP&L's primary issue with the FERC's order relates to a requirement that existing wholesale contracts for sales service and transmission service be modified to have the new PJM transmission tariff applied to service under these existing contracts. If PP&L were required to modify these existing contracts and apply the PJM tariff to them, PP&L could lose as much as $3-4 million in transmission revenues in 1998--but a lesser amount in the following years--from several wholesale sales and transmission service contracts that were negotiated prior to industry deregulation.

  In July 1997, the FERC accepted a new wholesale power tariff that permits PP&L to sell capacity and energy at market-based rates, both inside and outside the PJM area, subject to certain conditions. This tariff allows PP&L to become more active in the wholesale market with utilities and other entities, and removes pricing restrictions which in the past had limited PP&L to charging at or below cost-based rates.

  In September 1997, PP&L filed a request with the FERC to lower the applicable PP&L revenue requirement currently set forth in the PJM open access transmission tariff. The new revenue requirement results from PP&L's use of the same test year and cost support data used in the PUC restructuring proceeding. PP&L requested that the new revenue requirement take effect on November 1, 1997. In February 1998, the FERC accepted the proposed rates, subject to refund, and set the amount of the decrease in the revenue requirement for hearing.

  In September 1997, PP&L also filed a request with the FERC to approve new revenue requirements and rates for the PP&L open access transmission tariff under FERC Order 888. No customers currently take service under that tariff. As with the PJM tariff filing, the new revenue requirements and rates requested by PP&L were based on the same test year and cost support data used by PP&L in its PUC restructuring proceeding. In February 1998, the FERC rejected PP&L's tariff as unnecessary, in light of the PJM open access transmission tariff.

  In January 1998, the United States Department of Energy approved PP&L's application for an export license to sell capacity and/or energy to electric utilities in Canada. This export license allows PP&L to sell either its own capacity and energy not required to serve domestic obligations or power purchased from other utilities.

YEAR 2000 COMPUTER ISSUE

  PP&L Resources and its subsidiaries utilize software and related technologies throughout their businesses. In the year 2000, computer software systems will face a potentially serious problem with recognizing calendar dates. Without corrective action, this problem could result in computer shutdown or erroneous calculations. In 1996, PP&L Resources began assessing the Year 2000 implications on its business systems. During 1997, plans and procedures were developed for achieving compliance, and remediation efforts began. As of the end of 1997, approximately one-third of the software applications have been made Year 2000 compliant. The project is expected to be completed on a timely basis, and the computer systems are expected to be fully Year 2000 compliant, with anticipated future costs of approximately $12 million.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareowners and Board of Directorsof PP&L Resources, Inc.

  In our opinion, the accompanying consolidated balance sheet and consolidated statements of preferred stock, of company-obligated mandatorily redeemable preferred securities and of long-term debt and the related consolidated statements of income, of cash flows and of shareowners' common equity present fairly, in all material respects, the consolidated financial position of PP&L Resources, Inc. and Subsidiaries (the "Company") at December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ Price Waterhouse LLP
Price Waterhouse LLP
Philadelphia, Pennsylvania
February 2, 1998

MANAGEMENT'S REPORT ON RESPONSIBILITY FOR FINANCIAL STATEMENTS

  The management of PP&L Resources, Inc. is responsible for the preparation, integrity and objectivity of the consolidated financial statements and all other sections of this annual report. The financial statements were prepared in accordance with generally accepted accounting principles and the Uniform System of Accounts prescribed by the Federal Energy Regulatory Commission. In preparing the financial statements, management makes informed estimates and judgments of the expected effects of events and transactions based upon currently available facts and circumstances. Management believes that the financial statements are free of material misstatement and present fairly the financial position, results of operations and cash flows of PP&L Resources.

  PP&L Resources' consolidated financial statements have been audited by Price Waterhouse LLP (Price Waterhouse), independent certified public accountants, whose report with respect to the financial statements appears on page A-17. Price Waterhouse's appointment as auditors was previously ratified by the shareowners. Management has made available to Price Waterhouse all PP&L Resources' financial records and related data, as well as the minutes of shareowners' and directors' meetings. Management believes that all representations made to Price Waterhouse during its audit were valid and appropriate.

  PP&L Resources maintains a system of internal control designed to provide reasonable, but not absolute, assurance as to the integrity and reliability of the financial statements, the protection of assets from unauthorized use or disposition and the prevention and detection of fraudulent financial reporting. The concept of reasonable assurance recognizes that the cost of a system of internal control should not exceed the benefits derived and that there are inherent limitations in the effectiveness of any system of internal control.

  Fundamental to the control system is the selection and training of qualified personnel, an organizational structure that provides appropriate segregation of duties, the utilization of written policies and procedures and the continual monitoring of the system for compliance. In addition, PP&L Resources maintains an internal auditing program to evaluate PP&L Resources' system of internal control for adequacy, application and compliance. Management considers the internal auditors' and Price Waterhouse's recommendations concerning its system of internal control and has taken actions which are believed to be cost-effective in the circumstances to respond appropriately to these recommendations. Management believes that PP&L Resources' system of internal control is adequate to accomplish the objectives discussed in this report.

  The Board of Directors, acting through its Audit and Corporate Responsibility Committee, oversees management's responsibilities in the preparation of the financial statements. In performing this function, the Audit and Corporate Responsibility Committee, which is composed of five independent directors, meets periodically with management, the internal auditors and the independent certified public accountants to review the work of each. The independent certified public accountants and the internal auditors have free access to the Audit and Corporate Responsibility Committee and to the Board of Directors, without management present, to discuss internal accounting control, auditing and financial reporting matters.

  Management also recognizes its responsibility for fostering a strong ethical climate so that PP&L Resources' affairs are conducted according to the highest standards of personal and corporate conduct. This responsibility is characterized and reflected in the business policies and guidelines of PP&L Resources' operating subsidiaries. These policies and guidelines address: the necessity of ensuring open communication within PP&L Resources; potential conflicts of interest; proper procurement activities; compliance with all applicable laws, including those relating to financial disclosure; and the confidentiality of proprietary information.

/s/ William F. Hecht
William F. Hecht
Chairman, President and Chief Executive Officer

/s/ John R. Biggar
John R. Biggar
Senior Vice President--Financial

CONSOLIDATED STATEMENT OF INCOME
PP&L RESOURCES, INC. AND SUBSIDIARIES
(MILLIONS OF DOLLARS, EXCEPT PER SHARE DATA)

                                                    1997      1996     1995
                                                  --------  -------- --------
OPERATING REVENUES (Notes 1, 4 and 5)............ $  3,049  $  2,910 $  2,752
                                                  --------  -------- --------
OPERATING EXPENSES
Operation
  Fuel...........................................      466       448      451
  Power purchases................................      504       352      291
  Other..........................................      525       544      504
Maintenance......................................      184       191      186
Depreciation (including amortized depreciation)
 (Notes 1 and 9).................................      374       363      349
Income taxes (Note 6)............................      247       253      262
Taxes, other than income (Note 6)................      204       203      201
Voluntary early retirement program (Note 4)......                         (66)
                                                  --------  -------- --------
                                                     2,504     2,354    2,178
                                                  --------  -------- --------
OPERATING INCOME.................................      545       556      574
                                                  --------  -------- --------
OTHER INCOME AND (DEDUCTIONS)
  Other--net.....................................       18        21      (16)
  Income taxes (Note 6)..........................        9                (24)
  Gain on sale of coal mining assets (Note 15)...                          42
  Windfall profits tax--PP&L Global (Note 11)....      (37)
                                                  --------  -------- --------
                                                       (10)       21        2
                                                  --------  -------- --------
INCOME BEFORE INTEREST CHARGES AND DIVIDENDS ON
 PREFERRED STOCK.................................      535       577      576
                                                  --------  -------- --------
INTEREST CHARGES
  Long-term debt.................................      196       207      213
  Short-term debt and other......................       19        13       12
                                                  --------  -------- --------
                                                       215       220      225
                                                  --------  -------- --------
Preferred Stock Dividend Requirements............       24        28       28
                                                  --------  -------- --------
NET INCOME....................................... $    296  $    329 $    323
                                                  ========  ======== ========
EARNINGS PER SHARE OF COMMON STOCK(A)............ $   1.80  $   2.05 $   2.05
Average Number of Shares Outstanding
 (thousands).....................................  164,550   161,060  157,649
Dividends Declared Per Share of Common Stock..... $   1.67  $   1.67 $   1.67

-------
(a) Based on average number of shares outstanding.


See accompanying Notes to Financial Statements.

CONSOLIDATED STATEMENT OF CASH FLOWS
PP&L RESOURCES, INC. AND SUBSIDIARIES
(MILLIONS OF DOLLARS)

                                                           1997   1996   1995
                                                           -----  -----  -----
CASH FLOWS FROM OPERATING ACTIVITIES
Net income................................................ $ 296  $ 329  $ 323
Adjustments to reconcile net income to net cash provided
 by operating activities
  Depreciation............................................   377    366    352
  Amortization of property under capital leases...........    68     86     79
  Regulatory debits and credits...........................   (36)   (10)   (42)
  Deferred income taxes and investment tax credits........    18            16
  Voluntary early retirement program......................                 (66)
  Change in current assets and current liabilities
    Fuel inventories......................................    11    (14)    43
    Other.................................................   (13)   (35)   (30)
  Other operating activities--net.........................    56     71     17
                                                           -----  -----  -----
      Net cash provided by operating activities...........   777    793    692
                                                           -----  -----  -----
CASH FLOWS FROM INVESTING ACTIVITIES
Property, plant and equipment expenditures................  (310)  (360)  (403)
Proceeds from sale of nuclear fuel to trust...............    60     93     44
Proceeds from sale of coal reserves.......................                  52
Purchases of available-for-sale securities................   (72)  (600)  (303)
Sales and maturities of available-for-sale securities.....   111    631    301
Investment in electric energy projects....................  (152)  (201)   (12)
Purchases and sales of other financial investments--net...    76
Other investing activities--net...........................    (4)     5      8
                                                           -----  -----  -----
      Net cash used in investing activities...............  (291)  (432)  (313)
                                                           -----  -----  -----
CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of long-term debt................................   111    116     55
Issuance of common stock..................................    76     77     81
Issuance of Company-obligated mandatorily redeemable
 preferred securities of subsidiary trusts holding solely
 company debentures.......................................   250
Retirement of long-term debt..............................  (210)  (145)  (140)
Purchase of subsidiary's preferred stock (net of premium
 and associated costs)....................................  (369)
Payments on capital lease obligations.....................   (68)   (86)   (79)
Common and preferred dividends paid.......................  (298)  (296)  (290)
Net increase (decrease) in short-term debt................    (9)    55     15
Other financing activities--net...........................   (20)    (1)   (11)
                                                           -----  -----  -----
      Net cash used in financing activities...............  (537)  (280)  (369)
                                                           -----  -----  -----
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS......   (51)    81     10
Cash and Cash Equivalents at Beginning of Period..........   101     20     10
                                                           -----  -----  -----
Cash and Cash Equivalents at End of Period................ $  50  $ 101  $  20
                                                           =====  =====  =====
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
 Cash paid during the year for:
  Interest (net of amount capitalized).................... $ 208  $ 213  $ 218
  Income taxes............................................ $ 244  $ 286  $ 257

See accompanying Notes to Financial Statements.

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

CONSOLIDATED BALANCE SHEET AT DECEMBER 31,
PP&L RESOURCES, INC. AND SUBSIDIARIES
(MILLIONS OF DOLLARS)

                                             1997     1996
                                            -------  -------
ASSETS
PROPERTY, PLANT AND EQUIPMENT
Electric utility plant in service--at
 original cost............................  $ 9,984  $ 9,824
  Accumulated depreciation (Notes 1 and
   9).....................................   (3,570)  (3,337)
                                            -------  -------
                                              6,414    6,487
Construction work in progress--at cost....      185      172
Nuclear fuel owned and leased--net of
 amortization.............................      167      170
Other leased property--net of
 amortization.............................                76
                                            -------  -------
    Electric utility plant--net...........    6,766    6,905
Other property--(net of depreciation,
 amortization and depletion: 1997, $57;
 1996, $54)...............................       54       55
                                            -------  -------
                                              6,820    6,960
                                            -------  -------
INVESTMENTS
Investment in and advances to electric
 energy projects--at equity (Note 1)......      360      224
Affiliated companies--at equity (Note 1)..       17       17
Nuclear plant decommissioning trust fund
 (Notes 1 and 7)..........................      163      128
Financial investments (Notes 1 and 8).....       52      133
Other--at cost or less (Note 8)...........       13       18
                                            -------  -------
                                                605      520
                                            -------  -------
CURRENT ASSETS
Cash and cash equivalents (Note 1)........       50      101
Current financial investments (Notes 1 and
 8).......................................        6       73
Accounts receivable (less reserve: 1997,
 $16; 1996, $25)
  Customers...............................      190      196
  Other...................................       48       49
Unbilled revenues
  Customers...............................       90       85
  Other...................................       37       17
Fuel, materials and supplies--at average
 cost.....................................      200      201
Deferred income taxes (Note 6)............       22       21
Other.....................................       52       40
                                            -------  -------
                                                695      783
                                            -------  -------
REGULATORY ASSETS AND OTHER NONCURRENT
 ASSETS (Note 9)............................. 1,365    1,407
                                            -------  -------
                                            $ 9,485  $ 9,670
                                            =======  =======

See accompanying Notes to Financial Statements.

                                                                   1997    1996
                                                                  ------  ------
LIABILITIES
CAPITALIZATION
Common equity
  Common stock..................................................  $    2  $    2
  Capital in excess of par value................................   1,669   1,596
  Earnings reinvested...........................................   1,164   1,143
  Capital stock expense and other...............................     (26)      4
                                                                  ------  ------
                                                                   2,809   2,745
                                                                  ------  ------
Preferred stock
  With sinking fund requirements................................      47     295
  Without sinking fund requirements.............................      50     171
Company-obligated mandatorily redeemable preferred securities of
 subsidiary trusts holding solely company debentures............     250
Long-term debt..................................................   2,585   2,802
                                                                  ------  ------
                                                                   5,741   6,013
                                                                  ------  ------
CURRENT LIABILITIES
Short-term debt (Note 10).......................................     135     144
Long-term debt due within one year..............................     150      30
Capital lease obligations due within one year...................      58      81
Accounts payable................................................     140     133
Taxes accrued...................................................      40      53
Interest accrued................................................      62      61
Dividends payable...............................................      76      75
Other...........................................................     108      78
                                                                  ------  ------
                                                                     769     655
                                                                  ------  ------
DEFERRED CREDITS AND OTHER NONCURRENT LIABILITIES
Deferred investment tax credits (Note 6)........................     199     209
Deferred income taxes (Note 6)..................................   2,022   2,052
Capital lease obligations.......................................     113     166
Other (Notes 1, 4 and 7)........................................     641     575
                                                                  ------  ------
                                                                   2,975   3,002
                                                                  ------  ------
COMMITMENTS AND CONTINGENT LIABILITIES (Note 16)................
                                                                  ------  ------
                                                                  $9,485  $9,670
                                                                  ======  ======


See accompanying Notes to Financial Statements.

CONSOLIDATED STATEMENT OF SHAREOWNERS' COMMON EQUITY
PP&L RESOURCES, INC. AND SUBSIDIARIES
(MILLIONS OF DOLLARS)

                             COMMON STOCK
                             OUTSTANDING       CAPITAL
                          ------------------  IN EXCESS    EARNINGS   CAPITAL STOCK
                           SHARES(A)  AMOUNT OF PAR VALUE REINVESTED EXPENSE & OTHER
                          ----------- ------ ------------ ---------- ---------------
BALANCE AT DECEMBER 31,
 1994...................  155,481,962  $ 2      $1,433      $1,024        $ (4)
Net income..............                                       323
Cash dividends declared
 on common stock........                                      (264)
Common stock issued(b)..    3,921,304               80
Other...................                                                     3
                          -----------  ---      ------      ------        ----
BALANCE AT DECEMBER 31,
 1995...................  159,403,266  $ 2      $1,513      $1,083        $ (1)
Net income..............                                       329
Cash dividends declared
 on common stock........                                      (269)
Common stock issued(b)..    3,262,150               77
Other...................                             6                       5
                          -----------  ---      ------      ------        ----
BALANCE AT DECEMBER 31,
 1996...................  162,665,416  $ 2      $1,596      $1,143        $  4
                          -----------  ---      ------      ------        ----
Net income..............                                       296
Cash dividends declared
 on common stock........                                      (275)
Common stock issued(b)..    3,582,868               76
Other...................                            (3)                    (30)
                          -----------  ---      ------      ------        ----
BALANCE AT DECEMBER 31,
 1997...................  166,248,284  $ 2      $1,669      $1,164        $(26)
                          ===========  ===      ======      ======        ====

-------
(a) $.01 par value, 390,000,000 shares authorized. Each share entitles the holder to one vote on any question presented to any shareowners' meeting.
(b) Common Stock issued through the ESOP and the DRIP.


See accompanying Notes to Financial Statements.

CONSOLIDATED STATEMENT OF PREFERRED STOCK AT DECEMBER 31,
PP&L RESOURCES, INC. AND SUBSIDIARIES(A)
(MILLIONS OF DOLLARS)

                                             OUTSTANDING    SHARES
                                             ------------ OUTSTANDING   SHARES
                                             1997(B) 1996   1997(B)   AUTHORIZED
                                             ------- ---- ----------- ----------
PP&L
Preferred Stock--$100 par, cumulative
 4 1/2%....................................    $25   $ 53    530,189     629,936
 Series....................................     72    413  4,133,556  10,000,000
                                               ---   ----
                                               $97   $466
                                               ===   ====

DETAILS OF PREFERRED STOCK(C)

                                                                   SINKING FUND
                                                                    PROVISIONS
                                                              -----------------------
                                                    OPTIONAL
                                                   REDEMPTION
                          OUTSTANDING    SHARES    PRICE PER  SHARES TO BE
                          ------------ OUTSTANDING   SHARE      REDEEMED   REDEMPTION
                          1997(B) 1996   1997(B)      1997    ANNUALLY(F)    PERIOD
                          ------- ---- ----------- ---------- ------------ ----------
With Sinking Fund
 Requirements
 Series Preferred
 5.95%..................    $ 1   $ 30    300,000        (d)     10,000    April 2001
 6.05%..................            25    250,000        (d)
 6.125%.................     31    115  1,150,000        (d)         (e)    2003-2008
 6.15%..................     10     25    250,000        (d)    100,000    April 2003
 6.33%..................      5    100  1,000,000        (d)     50,000     July 2003
                            ---   ----
                            $47   $295
                            ===   ====
Without Sinking Fund
 Requirements
 4 1/2% Preferred.......    $25   $ 53    530,189   $110.00
 Series Preferred
 3.35%..................      2      4     41,783    103.50
 4.40%..................     11     23    228,773    102.00
 4.60%..................      3      6     63,000    103.00
 6.75%..................      9     85    850,000        (d)
                            ---   ----
                            $50   $171
                            ===   ====

INCREASES (DECREASES) IN PREFERRED STOCK

  There were no issuances or redemptions of preferred stock in 1997, 1996 or
1995.
-------
(a) Each share of PP&L's preferred stock entitles the holder to one vote on any question presented to PP&L's shareowners' meetings. There were 10,000,000 shares of Resources' preferred stock and 5,000,000 shares of PP&L's preference stock authorized; none were outstanding at December 31, 1997 and 1996, respectively.
(b) In 1997, PP&L Resources acquired 79.10% ($369 million par value) of the outstanding preferred stock of PP&L in a tender offer. At December 31, 1997, these shares have not been retired or redeemed. The par value of PP&L preferred stock acquired by PP&L Resources has been eliminated for purposes of providing consolidated financial statements.
(c) The involuntary liquidation price of the preferred stock is $100 per share. The optional voluntary liquidation price is the optional redemption price per share in effect, except for the 4 1/2% Preferred Stock for which such price is $100 per share (plus in each case any unpaid dividends).
(d) These series of preferred stock are not redeemable prior to the following years: 5.95%, 2001; 6.05%, 2002; 6.125%, 6.15%, 6.33% and 6.75%, 2003.
(e) Shares to be redeemed annually on October 1 as follows: 2003-2007, 57,500; 2008, 22,500.
(f) After giving effect to the preferred stock tender offer.

See accompanying Notes to Financial Statements.

CONSOLIDATED STATEMENT OF COMPANY-OBLIGATED MANDATORILY
REDEEMABLE PREFERRED SECURITIES AT DECEMBER 31,
PP&L RESOURCES, INC. AND SUBSIDIARIES(A)
(MILLIONS OF DOLLARS)

                                 OUTSTANDING   OUTSTANDING
                                 ------------  -----------
                                 1997   1996      1997     AUTHORIZED MATURITY(B)
                                 ------ -----  ----------- ---------- -----------
Company-Obligated Mandatorily
 Redeemable
 Preferred Securities of
 Subsidiary Trusts Holding
 Solely Company Debentures--$25
 per security
 8.10%.........................  $  150 $   0   6,000,000  6,000,000   July 2002
 8.20%.........................     100     0   4,000,000  4,000,000  April 2002
                                 ------ -----
                                 $  250 $   0
                                 ====== =====

-------
(a) PP&L arranged for the issuance of a total of $250 million of Company-obligated mandatorily redeemable Preferred Securities of subsidiary trusts holding solely company debentures by PP&L Capital Trust and PP&L Capital Trust II, two Delaware statutory business trusts. These Preferred Securities are supported by a corresponding amount of junior subordinated deferrable interest debentures issued by PP&L to the trusts. PP&L owns all of the common securities, representing the remaining undivided beneficial ownership interest in the assets of the trusts. The proceeds derived from the issuance of the Preferred Securities and the common securities were used by PP&L Capital Trust and PP&L Capital Trust II to acquire $103 million and $155 million principal amount of Junior Subordinated Deferrable Interest Debentures, respectively. PP&L has guaranteed all of the trusts' obligations under the Preferred Securities. The proceeds of the sale of these Preferred Securities were loaned by PP&L to PP&L Resources for the tender offer for PP&L preferred stock.
(b) The Preferred Securities are subject to mandatory redemption, in whole or in part, upon the repayment of the Subordinated Debentures at maturity or their earlier redemption. At the option of the Company, the Subordinated Debentures are redeemable on and after the dates shown above in whole at any time or in part from time to time. The amount of Preferred Securities subject to such mandatory redemption will be equal to the amount of related Subordinated Debentures maturing or being redeemed. The redemption price is $25 per security plus an amount equal to accumulated and unpaid distributions to the date of redemption.


See accompanying Notes to Financial Statements.

CONSOLIDATED STATEMENT OF LONG-TERM DEBT AT DECEMBER 31,
PP&L RESOURCES, INC. AND SUBSIDIARIES
(MILLIONS OF DOLLARS)

                                         OUTSTANDING
                                        ----------------
                                         1997      1996      MATURITY(B)
                                        ------    ------  -----------------
FIRST MORTGAGE BONDS(A)
  6 3/4%...............................           $   30   November 1, 1997(c)
  5 1/2%............................... $  150       150      April 1, 1998
  7%...................................               40    January 1, 1999(c)
  6%...................................    125       125       June 1, 2000
  7 1/4%...............................               60   February 1, 2001(c)
  7 3/4%...............................    150       150        May 1, 2002
  6 1/2% to 7 1/2%.....................    525       605          2003-2007(c)
  7.70%................................    200       200          2008-2012(d)
  7 3/8%...............................    100       100          2013-2017
  8 1/2% to 9 3/8%.....................    465       465          2018-2022
  6 3/4% to 7 7/8%.....................    500       500          2023-2027
FIRST MORTGAGE POLLUTION CONTROL
 BONDS(A)
  6.40% Series H.......................     90        90   November 1, 2021
  5.50% Series I.......................     53        53  February 15, 2027
  6.40% Series J.......................    116       116  September 1, 2029
  6.15% Series K.......................     55        55     August 1, 2029
                                        ------    ------
                                         2,529     2,739
MEDIUM TERM NOTES(E)
  6.79%................................    100            November 22, 2004
  6.84%................................      2            November 20, 2007
Unsecured promissory notes.............    116       116
Pollution Control Revenue Bonds........      9(f)
                                        ------    ------
                                         2,756     2,855
Unamortized (discount) and premium--
 net...................................    (21)      (23)
                                        ------    ------
                                         2,735     2,832
Less amount due within one year........    150        30
                                        ------    ------
  Total long-term debt................. $2,585    $2,802
                                        ======    ======

-------
(a) Substantially all owned electric utility plant is subject to the lien of PP&L's Mortgage.
(b) Aggregate long-term debt maturities through 2002 are (millions of dollars): 1998, $150; 2000, $125; 2002, $150. There are no bonds outstanding that have sinking fund requirements.
(c) In 1997, PP&L redeemed the $30 million of 6 3/4 % mortgage bonds at the optional redemption price of 100% of the principal amount. Three series were redeemed under the maintenance and replacement fund provisions: $40 million of the 7% series due in 1999, $60 million of the 7 1/4 % series due in 2001, and $80 million of the 7 1/2 % series due in 2003.
(d) Any registered owner of these bonds has the right to require PP&L to redeem such owner's bonds on October 1, 1999 at a price of 100% of the principal amount.
(e) In 1997, PP&L Capital Funding issued two tranches of Medium-Term Notes. The proceeds derived from the issuance of these notes were used to pay down loans made under PP&L Resources' revolving credit agreement.
(f) In 1997, the Indiana County Industrial Development Authority issued $62 million of Pollution Control Revenue Bonds. Of this amount, $9 million relates to PP&L's share of the financing of scrubber costs at the Conemaugh Station. The proceeds were used to retire the interim financing previously arranged for the Conemaugh project.

See accompanying Notes to Financial Statements.

NOTES TO FINANCIAL STATEMENTS

  Terms and abbreviations appearing in Notes to Financial Statements are explained in the glossary.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS AND CONSOLIDATION

  As of December 31, 1997, PP&L Resources was the parent holding company of PP&L, PP&L Global, PP&L Spectrum and PP&L Capital Funding.

  PP&L's financial condition and results of operations are currently the principal factors affecting PP&L Resources' financial condition and results of operations. PP&L is an operating electric utility serving customers in central eastern Pennsylvania. All nonutility operating transactions are included in "Other Income and (Deductions)" on the Consolidated Statements of Income.

  The consolidated financial statements include the accounts of PP&L Resources and its direct and indirect subsidiaries. All significant intercompany transactions have been eliminated.

  Less than 50% owned affiliates are accounted for using the equity method. These affiliates consist principally of Safe Harbor Water Power Corporation and investments held by PP&L Global.

RECLASSIFICATION

  Certain amounts from prior years' financial statements have been reclassified to conform to the current year presentation.

MANAGEMENT'S ESTIMATES

  These financial statements have been prepared using information available including certain information which represents management's best estimates of existing conditions. Actual results could differ from these estimates.

ACCOUNTING RECORDS

  The accounting records for PP&L, the principal subsidiary of PP&L Resources, are maintained in accordance with the Uniform System of Accounts prescribed by the FERC and adopted by the PUC.

REGULATION

  PP&L prepares its financial statements in accordance with the provisions of SFAS 71, "Accounting for the Effects of Certain Types of Regulation." SFAS 71 requires a rate-regulated entity to reflect the effects of regulatory decisions in its financial statements. In accordance with SFAS 71, PP&L has deferred certain costs pursuant to the rate actions of the PUC and the FERC and is recovering or expects to recover such costs in electric rates charged to customers. These deferred costs or "regulatory assets" are enumerated and discussed in Note 9.

  To the extent that PP&L concludes that recovery of a regulatory asset is no longer probable due to regulatory treatment, the effects of competition or other factors, the amount would have to be written off against income. PP&L will discontinue application of SFAS 71 for the generation portion of its business upon the issuance of the PUC's restructuring order. See Note 3 for additional information.

UTILITY PLANT

  Additions to utility plant and replacement of units of property are capitalized at cost. The cost of funds used to finance construction projects or AFUDC is capitalized as part of construction cost.

  The cost of units of property retired or replaced is charged to accumulated depreciation. Expenditures for maintenance and repairs of property and the cost of replacing items determined to be less than an entire unit of property are charged to operating expense.

  Major classes of electric utility plant in service and their respective balances are (millions of dollars):

                                                                    1997   1996
                                                                   ------ ------
Production........................................................ $6,305 $6,303
Transmission......................................................    392    386
Distribution......................................................  2,891  2,774
General...........................................................    328    303
Other.............................................................     68     58
                                                                   ------ ------
                                                                   $9,984 $9,824
                                                                   ====== ======

  For financial statement purposes, depreciation is being provided over the estimated useful lives of property using a straight-line method for all property except for certain property at the Susquehanna steam station. The other portion of the Susquehanna property is depreciated at an annual rate of $173 million from October 1995 through December 1998, after which depreciation is scheduled to decline by $71 million annually. Provisions for depreciation, as a percent of average depreciable property, approximated 3.8% in 1997 and 1996 and 3.7% in 1995.

NUCLEAR DECOMMISSIONING AND FUEL DISPOSAL

  An annual provision for PP&L's share of the future cost to decommission the Susquehanna station, equal to the amount allowed for ratemaking purposes, is charged to operating expense. Such amounts are invested in external trust funds which can be used only for future decommissioning costs. See Notes 4 and 7.

  The DOE is responsible for the permanent storage and disposal of spent nuclear fuel removed from nuclear reactors. PP&L pays the DOE a fee for future disposal services and recovers such costs in customer rates. PP&L has joined other utilities in a federal lawsuit to suspend payments to the DOE and to place the fees in escrow unless that department begins accepting nuclear fuel as agreed to in its contract with the utilities.

FINANCIAL INVESTMENTS

  Securities subject to the requirements of SFAS 115 "Accounting for Certain Investments in Debt and Equity Securities" are carried at fair value, determined at the balance sheet date. Net unrealized gains on available-for-sale securities are included in common equity. Net unrealized gains and losses on trading securities are included in income. Net unrealized gains and losses on securities that are not available for unrestricted use due to regulatory or legal reasons are reflected in the related asset and liability accounts. Realized gains and losses on the sale of securities are recognized utilizing the specific cost identification method. Investments in financial limited partnerships are accounted for under the equity method of accounting and venture capital investments are recorded at cost. See Note 8.

PREMIUM ON REACQUIRED LONG-TERM DEBT

  Premiums paid and expenses incurred by PP&L to redeem long-term debt are deferred and amortized over the life of the new debt issue or the remaining life of the retired debt when the redemption is not financed by a new issue.

CAPITAL LEASES

  Leased property of PP&L capitalized on the Consolidated Balance Sheet is recorded at the present value of future lease payments and is amortized so that the total of interest on the lease obligation and amortization of the leased property equals the rental expense allowed for ratemaking purposes. Future lease payments for nuclear fuel are based on the quantity of electricity produced at the Susquehanna Station. The maximum amount of nuclear fuel available for lease under current arrangements is $200 million.

  In April 1997, capital leases for vehicles, personal computers, and other property were reclassified as operating leases. This reclassification resulted from a revised agreement between PP&L and its leasing companies. The new leases did not meet any of the classification criteria to be deemed capital leases according to FASB No. 13.

REVENUES

  Electric revenues are recorded based on the amounts of electricity delivered to customers through the end of each calendar month. This includes amounts customers will be billed for electricity delivered from the time meters were last read to the end of the month. During 1997, PP&L's ECR and STAS were zero. The SBRCA ended in June 1997.

  Approximately 97% of operating revenues were derived from electric energy sales, with 33% coming from residential customers, 27% from commercial customers, 19% from industrial customers, 20% from wholesale sales and 1% from others.

INCOME TAXES

  PP&L Resources and its subsidiaries file a consolidated federal income tax return. Income taxes are allocated to operating expenses and other income and deductions on the Consolidated Statements of Income.

  The provision for PP&L's deferred income taxes is based upon the ratemaking principles reflected in rates established by the PUC and FERC. The difference in the provision for deferred income taxes and the amount that otherwise would be recorded under generally accepted accounting principles is deferred and included in taxes recoverable through future rates on the Consolidated Balance Sheet. See Note 6.

  Investment tax credits were deferred when utilized and are amortized over the average lives of the related property.

PENSION PLAN AND OTHER POSTRETIREMENT AND POSTEMPLOYMENT BENEFITS

  PP&L has a noncontributory pension plan covering substantially all employees. Subsidiary companies of PP&L formerly engaged in coal mining have a noncontributory pension plan for substantially all non-bargaining, full-time employees. Funding is based upon actuarially determined computations that take into account the amount deductible for income tax purposes and the minimum contribution required under the Employee Retirement Income Security Act of 1974.

  PP&L Global has a non-qualified retirement plan for its corporate officers.

  For information on other postretirement and postemployment benefits, see
Note 13.

CASH EQUIVALENTS

  All highly liquid debt instruments purchased with original maturities of three months or less are considered to be cash equivalents.

2. PUC RESTRUCTURING PROCEEDING

  In December 1996, Pennsylvania enacted the Customer Choice Act to restructure its electric utility industry in order to create retail access to a competitive market for the generation of electricity. The Act includes the following major provisions: (1) all electric utilities in Pennsylvania are required to file a restructuring plan with the PUC to implement direct access to a competitive market for electric generation; (2) retail customer choice will be phased in over three years, beginning as early as January 1, 1999; (3) electric distribution companies will be the suppliers of last resort, and the PUC will ensure that adequate generation reserves exist to maintain reliable electric service; (4) retail rates generally will be capped for at least four-and-a-half years for transmission and distribution charges and for as long as nine years for generation charges; (5) utilities are permitted to recover PUC-approved transition or stranded costs through a non-bypassable Competitive Transition Charge (CTC); and (6) transition bonds may be issued to refinance the stranded costs, with a transition charge on customers bills to repay the bonds.

  Under the Customer Choice Act, the PUC is authorized to determine the amount of PP&L's stranded costs to be recovered through a CTC to be paid by all PUC-jurisdictional customers who receive transmission and distribution service from PP&L. Stranded costs are defined in the Customer Choice Act as "generation-related costs which would have been recoverable under a regulated environment but which may not be recoverable in a competitive generation market and which the PUC determines will remain following mitigation by the electric utility."

  In accordance with the Customer Choice Act, PP&L filed its restructuring plan with the PUC on April 1, 1997. PP&L's restructuring plan includes a claim of $4.5 billion (on a net present value basis as of January 1, 1999) for stranded costs. Pursuant to the Customer Choice Act, this claim is comprised of the following categories:

    1. Net plant investments and costs attributable to existing generation plants and facilities, costs of power purchases, disposal costs of spent nuclear fuel, retirement costs attributable to existing generating plants and employee-related transition costs;

    2. Prudently incurred costs related to the cancellation, buyout, buydown or renegotiation of NUG contracts; and

    3. Regulatory assets and other deferred charges typically recoverable under current regulatory practice and cost obligations under PUC-approved contracts with NUGs.

  The following are the components of PP&L's stranded cost claim as presented in the evidentiary record of the proceeding:

   CATEGORY OF STRANDED COST                                    AMOUNT
   -------------------------                             ---------------------
                                                         (MILLIONS OF DOLLARS)
   Nuclear Generation(a)................................        $2,825
   Fossil Generation(a).................................           670
   NUG Contracts........................................           651
   Regulatory Assets....................................           354
                                                                ------
                                                                $4,500
                                                                ======

-------
(a) Includes deferred income taxes related to generation assets.

  In determining the appropriate amount of stranded cost recovery, the Customer Choice Act requires the PUC to consider the extent to which an electric utility has taken steps to mitigate stranded costs by appropriate means that are reasonable under the circumstances. Mitigation efforts undertaken over time prior to the enactment of the Customer Choice Act are to be considered of equal importance by the PUC in determining an electric utility's stranded costs as actions taken after the passage of the Customer Choice Act. In its restructuring plan, PP&L described its extensive efforts to mitigate its stranded costs, resulting in a reduction in its stranded cost claim of over $1 billion.

  Numerous parties have intervened in PP&L's restructuring proceeding. These parties are recommending stranded cost recovery by PP&L ranging from $695 million to $3.2 billion. In this regard, the PUC's OTS recommends that PP&L be permitted to recover $3.2 billion of its stranded costs; the PP&L Industrial Customer Alliance recommends recovery of $695 million; and the OCA recommends recovery of $1.1 billion. Under Pennsylvania law, the OCA and the OTS have advocacy roles in proceedings before the PUC. Testimony filed by the OCA and OTS carries no more weight than testimony filed by any other party in the proceeding.

  Evidentiary hearings in this matter were held in late-August. The PUC has revised the procedural schedule several times to permit continued settlement discussions among the parties. In February 1998, the parties filed their Main Briefs in the proceeding. Under the current schedule, the PUC's final order is due by June 4, 1998. PP&L cannot predict the ultimate outcome of this proceeding.

  The ultimate impact of the Customer Choice Act on PP&L's financial health will depend on numerous factors, including:

    1. The PUC's final order in the restructuring proceeding, including the amount of stranded cost recovery approved by the PUC and the PUC's disposition of other issues raised;

    2. The effect of the rate cap imposed under the provisions of the Customer Choice Act;

    3. The actual market price of electricity over the transition period;

    4. Future sales levels; and

    5. The extent to which the regulatory framework established by the Customer Choice Act will continue to be applied.

  Under the Customer Choice Act, PP&L's rates to PUC-jurisdictional customers are capped at the level in effect on January 1, 1997 through mid-2001 for transmission and distribution services and through the year 2005 for generation services to customers who do not choose an alternative supplier. Applying the CTC proposed in its restructuring plan (which is restricted by the rate cap) through the year 2005, it is estimated that PP&L would collect approximately $4 billion (on a net present value basis as of January 1, 1999) of its stranded costs. The remaining $500 million would be reflected as lower cash flow to PP&L after the transition period than would have occurred with continued regulated rates.

  In this regard, it should be noted that PP&L's stranded cost claim included in the restructuring plan is based on a projection of future market prices and assumes a significant portion of PP&L's stranded costs will be recovered by way of increased market prices for electricity. This increase may or may not occur. To the extent that the market price of electricity does not increase as projected, or other projections do not actually occur, PP&L could experience a lower recovery of stranded costs.

  If the PUC's final order in the restructuring proceeding were to permit full recovery of PP&L's stranded costs, including full recovery of all regulatory assets and above-market NUG costs over the transition period, PP&L estimates that its net income over the transition period would be reduced by about 5% from amounts that were previously projected under historic cost-based regulation.

  However, the PUC's final order--either as a result of a settlement or a fully-litigated proceeding--may result in changes to components or assumptions in PP&L's restructuring plan that could have an adverse effect on the amount of the CTC, the amount of stranded costs that are recoverable through the CTC or the overall amount of revenues to be collected from customers. As a result of these uncertainties, PP&L cannot determine whether and to what extent it may be subject to a write-off or a reduction in revenues and earnings with respect to the restructuring proceeding. Based on the substantial amounts involved in the restructuring proceeding, should PP&L incur such a write-off or reduction in revenues and earnings, either one could be material in amount. Accordingly, PP&L Resources is unable to predict the ultimate effect of the Customer Choice Act or the PUC's final order in the restructuring proceeding on its financial position, its results of operations, future PP&L rate levels, the need or ability to issue securities to meet future capital requirements or the ability to maintain the common stock dividend at the current level.

  The Customer Choice Act permits the issuance of "transition bonds" securitized by customer revenues from an Intangible Transition Charge (ITC) to finance the payment of stranded costs. PP&L is considering whether to seek to securitize some portion of its stranded cost claim, which would require the approval of the PUC in a qualified rate order.

  Certain parties have brought actions in the Pennsylvania Commonwealth Court challenging the constitutionality of the Customer Choice Act. PP&L has intervened in these proceedings in support of the Customer Choice Act.

3. ACCOUNTING FOR THE EFFECTS OF CERTAIN TYPES OF REGULATION

  The FASB's Emerging Issues Task Force (EITF) has addressed the appropriateness of the continued application of SFAS 71 by utilities in states that have enacted restructuring legislation similar to the Customer Choice Act. The EITF issued its statement 97-4 (Deregulation of the Pricing of Electricity--Issues Related to the Application of FASB Statements 71 and 101), which concluded that utilities should discontinue application of SFAS 71 for the generation portion of their business when a deregulation plan is in place and its terms are known. For PP&L, this will be upon the issuance of the PUC's restructuring order expected to be no later than mid-1998. One of the EITF's key conclusions is that utilities should continue to carry some or all of their regulatory assets and liabilities that originated in the generation portion of the business if the regulatory cash flows to realize and settle them will be derived from the regulated portion of the business (e.g., transmission and distribution). In addition, costs or obligations of the generation portion of the business that are incurred after application of SFAS 71 ceases and that are covered by the regulated cash flows for the portion of the business that remains regulated on a cost of service basis would also meet the criteria to be considered regulatory assets or liabilities.

PUC PROCEEDINGS

  The Customer Choice Act establishes a definitive process for transition to market-based pricing for electric generation. This transition effectively includes cost-of-service based ratemaking during the transition period, subject to a rate cap. Rates will include a non-bypassable CTC, which is designed to give utilities the opportunity to recover their stranded costs during the transition period.

  Given the current regulatory environment, PP&L's electric transmission and distribution businesses are expected to remain regulated on a cost-of-service basis and, as a result, the provisions of SFAS 71 should continue to apply to those businesses. The impact of the discontinuance of application of SFAS 71 to the generation portion of PP&L's business will depend to a large degree on the outcome of the restructuring proceeding currently pending before the PUC. See Note 2 for a discussion of the potential financial impacts of that proceeding.

FERC PROCEEDINGS

  Under FERC Order 888, 16 small utilities which have power supply agreements with PP&L signed before July 11, 1994, requested and were provided with PP&L's current estimate of its stranded costs applicable to these customers if they were to terminate their agreements in 1999. PP&L has now executed settlement agreements with these customers, which will be filed with the FERC for approval. These settlement agreements provide for continued power supply by PP&L through January 2004. If FERC approves the agreements as filed, PP&L would be required to write off a portion of its stranded costs applicable to these customers. The amount of this write-off is currently estimated at approximately $28 million after-tax, or 17 cents per share of common stock. FERC action on this matter is not expected until the second quarter of 1998.

4. RATE MATTERS

 Base Rate Filing with the PUC

  In 1995, the PUC issued a final order with respect to the base rate case filed by PP&L in December 1994. The PUC Decision increased PUC jurisdictional rates by about $85 million annually, or 3.8%. The PUC Decision permitted the levelization of depreciation expense for the Susquehanna station, recovery of retiree health care costs and costs of the 1994 voluntary early retirement program and revised costs to decommission Susquehanna SES. The order also permitted recovery of deferred operating and capital costs, net of energy savings, for Susquehanna Unit 2 but disallowed similar costs for Unit 1. The PUC also rejected PP&L's request to include in the ECR the cost of capacity billed to other utilities after the contractual arrangements with these utilities expire.

  The OCA appealed three issues from the PUC Decision to the Pennsylvania Commonwealth Court. In May 1997, the Commonwealth Court issued its decision on the OCA's appeal. Two of the issues, recovery of SFAS 106 deferrals and the carrying charges and operating expenses for Susquehanna Unit 2 from commercial operation until the plant was recognized in rates, were decided in PP&L's favor. The third issue was the recovery of Pennsylvania Gross Receipts Tax
(GRT) on uncollectible revenues. PP&L had requested an allowance for GRT on the full amount of revenue approved by the PUC, while the OCA had proposed a $745,000 annualized adjustment to disallow GRT on revenues that PP&L will not be able to collect. The PUC had rejected the OCA's proposed adjustment. The Commonwealth Court reversed the PUC Decision and remanded that issue to the PUC for adjustment of the allowance.

 FERC--Major Utility Rates

  In January 1996, PP&L filed a request with the FERC to incorporate a change in the method of calculating depreciation under its contracts with four major electric utility customers (Atlantic, BG&E, JCP&L, and UGI). PP&L also sought to increase the charges to those customers for nuclear decommissioning costs. A settlement of this case was approved by the FERC in June 1997, under terms which have no material effect on PP&L.

5. SALES TO OTHER ELECTRIC UTILITIES

  PP&L provides Atlantic with 125,000 kilowatts of capacity (summer rating) and related energy from its wholly owned coal-fired stations. Sales to Atlantic will expire in March 1998.

  PP&L provided JCP&L with 567,000 kilowatts of capacity and related energy from all of its generating units during 1997. This amount will decline by 189,000 kilowatts per year until the end of the agreement on December 31, 1999. PP&L expects to be able to resell the capacity and energy at market prices.

  PP&L provides BG&E with 129,000 kilowatts or 6.6 percent of its share of capacity and related energy from the Susquehanna station. Sales to BG&E will continue through May 2001.

  In June 1997, PP&L began a sale of capacity and energy to JCP&L pursuant to an agreement which provides that JCP&L will purchase 150,000 kilowatts of capacity and energy for 12 months, increasing to 200,000 kilowatts in June 1998, and then to 300,000 kilowatts in June 1999 through the end of the agreement in May 2004. Prices for this energy and capacity reflect market conditions.

  In July 1997, FERC accepted a new wholesale power tariff that permits PP&L to sell capacity and energy at market-based rates, both inside and outside the PJM area, subject to certain conditions. This tariff allows PP&L to become more active in the wholesale market with utilities and other entities, and removes pricing restrictions which in the past had limited PP&L to charging at or below cost-based rates. Sales of capacity and energy have been made under this new tariff.

  In January 1998, the United States Department of Energy approved PP&L's application for an export license to sell capacity and/or energy to electric utilities in Canada. This export license allows PP&L to sell either its own capacity and energy not required to serve domestic obligations or power purchased from other utilities.

6. INCOME TAXES

  For 1997, 1996 and 1995, the corporate federal income tax rate was 35%, and the Pa. CNI rate was 9.99%.

  The tax effects of significant temporary differences comprising PP&L Resources' net deferred income tax liability were as follows (millions of dollars):

                                                                  1997    1996
                                                                 ------  ------
Deferred tax assets
  Deferred investment tax credits............................... $   82  $   86
  Accrued pension costs.........................................     77      67
  Other.........................................................     66      75
  Valuation allowance...........................................     (6)     (6)
                                                                 ------  ------
                                                                    219     222
                                                                 ------  ------
Deferred tax liabilities
  Electric utility plant--net...................................  1,755   1,788
  Other property--net...........................................      9       9
  Taxes recoverable through future rates........................    377     399
  Reacquired debt costs.........................................     43      46
  Other.........................................................     35      11
                                                                 ------  ------
                                                                  2,219   2,253
                                                                 ------  ------
Net deferred tax liability...................................... $2,000  $2,031
                                                                 ======  ======

  Details of the components of income tax expense, a reconciliation of federal income taxes derived from statutory tax rates applied to income from continuing operations for accounting purposes, and details of taxes, other than income are as follows (millions of dollars):

                                                              1997  1996  1995
                                                              ----  ----  ----
INCOME TAX EXPENSE
Included in Operating Expenses
  Provision--Federal......................................... $169  $189  $195
       State.................................................   59    64    62
                                                              ----  ----  ----
                                                               228   253   257
                                                              ----  ----  ----
  Deferred--Federal..........................................   20     4     9
       State.................................................    9     6     6
                                                              ----  ----  ----
                                                                29    10    15
                                                              ----  ----  ----
  Investment tax credit, net--Federal........................  (10)  (10)  (10)
                                                              ----  ----  ----
                                                               247   253   262
                                                              ----  ----  ----
Included in Other Income and Deductions
  Provision (credit)--Federal................................   (6)   (1)    8
State........................................................   (2)    1     4
                                                              ----  ----  ----
                                                                (8)    0    12
                                                              ----  ----  ----
  Deferred--Federal..........................................   (1)    1    10
       State.................................................    0    (1)    2
                                                              ----  ----  ----
                                                                (1)    0    12
                                                              ----  ----  ----
                                                                (9)    0    24
                                                              ----  ----  ----
 Total income tax expense--Federal...........................  172   183   212
State........................................................   66    70    74
                                                              ----  ----  ----
                                                              $238  $253  $286
                                                              ====  ====  ====
RECONCILIATION OF INCOME TAX EXPENSE
 Indicated federal income tax on pre-tax income at statutory tax rate--35%.............................................. $195  $213  $223
 Increase (decrease) due to:
  State income taxes.........................................   40    44    50
  Flow through of depreciation differences not previously
   normalized................................................   22    20    16
  Amortization of investment tax credit......................  (10)  (10)  (10)
  Research & experimentation income tax credits..............   (1)   (5)
  Other......................................................   (8)   (9)    7
                                                              ----  ----  ----
                                                                43    40    63
                                                              ----  ----  ----
 Total income tax expense.................................... $238  $253  $286
                                                              ====  ====  ====
 Effective income tax rate................................... 42.7% 41.5% 44.9%
TAXES, OTHER THAN INCOME
 State gross receipts........................................ $104  $105  $102
 State utility realty........................................   46    44    46
 State capital stock.........................................   34    34    33
 Social security and other...................................   20    20    20
                                                              ----  ----  ----
                                                              $204  $203  $201
                                                              ====  ====  ====

7. NUCLEAR DECOMMISSIONING COSTS

  PP&L's most recent estimate of the cost to decommission the Susquehanna station was completed in 1993 and was a site-specific study, based on immediate dismantlement and decommissioning of each unit following final shutdown. The study indicates that PP&L's 90% share of the total estimated cost of decommissioning the Susquehanna station is approximately $724 million in 1993 dollars. The estimated cost includes decommissioning the radiological portions of the station and the cost of removal of nonradiological structures and materials. The operating licenses for Units 1 and 2 expire in 2022 and 2024, respectively.

  Decommissioning costs charged to operating expense were $12 million in both 1997 and 1996 and $8 million in 1995 and are based upon amounts included in customer rates. The increase in 1996 is a result of the PUC Decision, in which recovery of decommissioning costs was based on the cost estimates in the 1993 site-specific study. Rates charged to small utilities reflect the estimated cost of decommissioning in the 1993 study. In January 1996, PP&L filed with the FERC to increase its decommissioning rate to reflect the projected cost of decommissioning the Susquehanna station. A settlement of this case was approved by the FERC in June 1997. See Note 4 for further information.

  Amounts collected from customers for decommissioning, less applicable taxes, are deposited in external trust funds for investment and can be used only for future decommissioning costs. The market value of securities held and accrued income in the trust funds at December 31, 1997 and 1996 aggregated approximately $163 million and $128 million, respectively. The trust funds experienced, on a fair market value basis, a $24 million net gain in 1997, which includes net unrealized appreciation of $18 million, and a net gain in 1996 of $6 million, which includes net unrealized appreciation of $2 million. The trust fund activity is reflected in the nuclear plant decommissioning trust fund and in other noncurrent liabilities on the Consolidated Balance Sheet. Accrued nuclear decommissioning costs were $166 million and $130 million at December 31, 1997 and 1996, respectively.

  The FASB issued an exposure draft on the accounting for liabilities related to closure and removal of long-lived assets, including decommissioning of nuclear power plants. As a result, current industry accounting practices for decommissioning may change, including the possibility that the estimated cost for decommissioning could be recorded as a liability at the present value of the estimated future cash outflows that will be required to satisfy those obligations. Due to FASB's recognition that these issues intertwine with other unresolved accounting issues, FASB has not yet determined when it will issue another exposure draft or a final statement.

8. FINANCIAL INSTRUMENTS

  The carrying amount shown on the Consolidated Balance Sheet and the estimated fair value of PP&L Resources' financial instruments are as follows (millions of dollars):

                                          DECEMBER 31, 1997  DECEMBER 31, 1996
                                          ------------------ ------------------
                                          CARRYING   FAIR    CARRYING   FAIR
                                           AMOUNT    VALUE    AMOUNT    VALUE
                                          ------------------ ------------------
ASSETS
Nuclear plant decommissioning trust
 fund(a).................................  $    163 $    163  $    128 $    128
Financial investments(a).................        58       62       206      206
Other investments........................        13       13        18       18
Cash and cash equivalents................        50       50       101      101
Other financial instruments included in
 other current assets....................         3        3         2        2
LIABILITIES
Preferred stock with sinking fund
 requirements(b).........................        47       49       295      294
Company-obligated mandatorily redeemable
 preferred securities of subsidiary
 trusts holding solely company
 debentures(b)...........................       250      256       --       --
Long-term debt(b)........................     2,735    2,895     2,832    2,885
Commercial paper and bank loans..........       135      135       144      144

-------
(a) The carrying value of these financial instruments generally is based on established market prices and approximates fair value.
(b) The fair value generally is based on quoted market prices for the securities where available and estimates based on current rates offered to PP&L Resources where quoted market prices are not available.

9. REGULATORY ASSETS

  The following regulatory assets were reflected in the PP&L Consolidated Balance Sheet (millions of dollars):

                                                                   1997   1996
                                                                  ------ ------
Deferred depreciation............................................ $   71 $  140
Deferred operating and carrying costs--Susquehanna...............     15     17
Utility plant carrying charges--net of amortization..............     19     21
Reacquired debt costs............................................    103    110
Taxes recoverable through future rates...........................    909    963
Assessment for decommissioning uranium enrichment facilities.....     28     30
Postretirement benefits other than pensions......................     25     28
Voluntary early retirement program...............................     36     49
ECR undercollection..............................................     49     17
Buyout of NUG contracts..........................................     84
Other............................................................     20     24
                                                                  ------ ------
                                                                  $1,359 $1,399
                                                                  ====== ======

  As of December 31, 1997, substantially all of PP&L's regulatory assets are being recovered through rates charged to customers over periods ranging from 3 to 35 years. In December 1996, Pennsylvania passed restructuring legislation which permits utilities to recover approved regulatory assets as transition or stranded costs. See Note 2.

  For a discussion of taxes recoverable through future rates, postretirement benefits other than pensions, assessment for decommissioning uranium enrichment facilities, VERP, and additional information on the PUC Decision, see Notes 4, 6, and 13.

10. CREDIT ARRANGEMENTS & FINANCING ACTIVITIES

  PP&L issues commercial paper and, from time to time, borrows from banks to provide short-term funds required for general corporate purposes. In addition, certain subsidiaries also borrow from banks to obtain short-term funds. Bank borrowings generally bear interest at rates negotiated at the time of the borrowing. PP&L's weighted average interest rate on short-term borrowings was 6.6% and 4.9% at December 31, 1997 and 1996, respectively. PP&L currently has authorization from the FERC to issue up to $750 million of short-term debt.

  In April 1997, PP&L redeemed $210 million principal amount of four series of first mortgage bonds. Three of the series of first mortgage bonds were redeemed under the maintenance and replacement fund provisions of the mortgage. These series of bonds consisted of $40 million principal amount of the 7% series due 1999; $60 million principal amount of the 7 1/4% series due 2001; and $80 million principal amount of the 7 1/2% series due 2003. The fourth series, $30 million principal amount of the 6 3/4% series due 1997, was redeemed under the optional redemption provisions of that series.

  In April 1997, PP&L instituted a short-term bond program in order to meet certain short-term working capital requirements and to accomplish other corporate purposes. Under this program, a total of $800 million of short-term bonds (having maturities not in excess of 30 days) were issued from time to time, with no more than $150 million of such bonds outstanding at any one time. No such bonds were outstanding at December 31, 1997.

  In March and April 1997, PP&L Resources acquired 79.10% ($369 million par value) of the outstanding preferred stock of PP&L in a tender offer. By obtaining a majority of the 4 1/2% Preferred Stock and a majority of the combined amount of the 4 1/2% Preferred Stock and Series Preferred Stock (collectively, the Preferred Stock), PP&L Resources will be able to waive certain restrictive provisions contained in PP&L's Articles of Incorporation, including limitations on PP&L's ability to increase the authorized number of shares of Preferred Stock, merge or consolidate with other corporations, and issue additional Preferred Stock and unsecured debt.

  To provide financing for a portion of this tender offer, PP&L arranged for the issuance of a total of $250 million of "Company-obligated mandatorily redeemable preferred securities of subsidiary trusts holding solely company debentures" (Preferred Securities) by two Delaware statutory business trusts. These securities consist of four million shares of 8.20% Preferred Securities issued by PP&L Capital Trust to the public in April 1997 at

$25 per share, for proceeds of $100 million; and six million shares of 8.10% Preferred Securities issued by PP&L Capital Trust II to the public in June 1997 at $25 per share, for proceeds of $150 million. PP&L owns all of the common securities of both trusts. The sole asset of PP&L Capital Trust is $103 million of PP&L's 8.20% junior subordinated deferrable interest debentures (Junior Subordinated Debentures), due April 1, 2027, and the sole asset of PP&L Capital Trust II is $155 million of PP&L's 8.10% Junior Subordinated Debentures, due July 1, 2027. The obligations of PP&L under the Junior Subordinated Debentures, the indenture under which the Junior Subordinated Debentures were issued, the trust agreements of the trusts and the guarantees by PP&L of payment of the Preferred Securities, in the aggregate, constitute a full and unconditional guarantee by PP&L of each trust's Preferred Securities.

  PP&L Capital Funding, a wholly-owned subsidiary of PP&L Resources, was formed in September 1997 to provide financing for PP&L Resources and its subsidiaries. The payment of principal, interest and premium, if any, with respect to debt securities issued by PP&L Capital Funding will be guaranteed by PP&L Resources.

  In November 1997, PP&L and PP&L Capital Funding established a new joint revolving credit facility with a group of 14 banks comprised of two separate revolving credit agreements--a $150 million 364-day revolving credit agreement and a $300 million five-year revolving credit agreement. Under the terms of these credit agreements, either company can borrow at interest rates based on Eurodollar deposit rates or the prime rate, and the respective obligations of each company are several and not joint. The new revolving credit facility replaced PP&L Resources' $300 million revolving credit agreement, PP&L's $250 million revolving credit agreement and three separate PP&L credit agreements totaling $45 million, all of which were terminated. At December 31, 1997, PP&L had no borrowings outstanding under the new revolving credit agreements, and PP&L Capital Funding had $90 million of borrowings outstanding under the five-year revolving credit agreement.

  PP&L Capital Funding has registered $400 million of debt securities with the SEC. It is expected that these debt securities will be issued from time to time as Medium-Term Notes to provide long-term debt financing for PP&L Resources and its unregulated subsidiaries. In this regard, in November 1997 PP&L Capital Funding sold $100 million of Medium-Term Notes having a seven-year term and $2 million of Medium-Term Notes having a ten-year term. The proceeds from these sales of Medium-Term Notes were used to repay bank borrowings incurred by PP&L Resources under its prior revolving credit agreement that had been used to provide interim financing for the capital needs of PP&L Global.

  PP&L leases its nuclear fuel from a trust. The maximum financing capacity of the trust under existing credit arrangements is $200 million.

11. WINDFALL PROFITS TAX--PP&L GLOBAL

  In July 1997, the U.K. assessed a windfall profits tax on privatized utilities. The tax is payable in two equal installments; the first installment was made on December 1, 1997 and the second one is due in December 1998. SWEB's windfall profits tax was approximately 90 million pounds sterling, or about $148 million. Based on PP&L Global's 25% ownership interest in SWEB, PP&L Resources incurred a one-time charge against earnings of $37 million, or 23 cents per share, in 1997.

12. ACQUISITIONS OF PENN FUEL GAS, INC. AND H.T. LYONS, INC.

  In June 1997, PP&L Resources entered into an agreement with Penn Fuel Gas, Inc. (PFG), a Pennsylvania corporation, pursuant to which PP&L Resources would acquire PFG. PFG, with nearly 100,000 customers in Pennsylvania and a few hundred customers in Maryland, distributes and stores natural gas and sells propane.

  Under the terms of the agreement, PFG would become a wholly-owned subsidiary of PP&L Resources. Upon consummation of the acquisition, each outstanding PFG common share would be converted into the right to receive between 6.968 and
8.516 shares of PP&L Resources' Common Stock, and each outstanding PFG preferred share would be converted into the right to receive between 0.682 and
0.833 shares of PP&L Resources' Common Stock. PP&L Resources expects to issue shares of its Common Stock valued at about $121 million to complete the transaction. The exact conversion rate and number of PP&L Resources' shares to be issued will be based on the market value of the Common Stock of PP&L Resources at the time of the merger. The transaction is expected to be treated as a pooling-of-interests for accounting and financial reporting purposes.

  The acquisition of PFG is subject to several conditions, including the receipt of required approvals by the PUC and the SEC. The Maryland Public Service Commission has determined not to institute proceedings on the matter. The U.S. Department of Justice and the Federal Trade Commission have granted early termination of the required waiting period for the acquisition under the Hart-Scott-Rodino Premerger Notification Act. In October 1997, PFG's shareholders approved the acquisition at a special shareholders meeting. The acquisition does not require the approval of PP&L Resources' shareholders. The acquisition is expected to be completed by mid-1998.

  In the third quarter of 1997, PP&L Resources recorded one-time, non-payroll related transaction costs associated with the acquisition of PFG of $6 million, pre-tax, which reduced earnings by about three cents per share. Additional charges may be incurred in connection with closing on this transaction, which are not expected to be material in amount.

  On January 22, 1998, PP&L Resources acquired H.T. Lyons, a heating, ventilating and air-conditioning firm in a cash transaction for an amount that is not material.

13. PENSION PLAN AND OTHER POSTRETIREMENT AND POSTEMPLOYMENT BENEFITS

PENSION PLAN

  PP&L has a funded noncontributory defined benefit pension plan covering substantially all employees. Benefits are based upon a participant's earnings and length of participation in the Plan, subject to meeting certain minimum requirements.

  PP&L has an unfunded supplemental retirement plan for certain management employees. A similar plan for directors was terminated December 31, 1996. Benefit payments pursuant to these supplemental plans are made directly by PP&L. At December 31, 1997, the projected benefit obligation of these supplemental plans was approximately $23 million. PP&L Global has established, effective December 1, 1994, a non-qualified retirement plan for its corporate officers. The cost of the plan was immaterial in 1997.

  The components of PP&L's net periodic pension cost for the three plans were (millions of dollars):

                                                               1997  1996  1995
                                                               ----  ----  ----
Service cost--benefits earned during the period............... $ 32  $ 32  $ 27
Interest cost.................................................   64    61    58
Actual return on plan assets.................................. (254) (146) (241)
Net amortization and deferral.................................  166    68   167
                                                               ----  ----  ----
Net periodic pension cost..................................... $  8  $ 15  $ 11
                                                               ====  ====  ====

  The net periodic pension cost charged to operating expenses was $5 million in 1997, $9 million in 1996 and $6 million in 1995. The balance was charged to construction and other accounts. The funded status of PP&L's Plan was (millions of dollars):

                                                                DECEMBER 31
                                                               --------------
                                                                1997    1996
                                                               ------  ------
Fair value of plan assets..................................... $1,396  $1,187
Actuarial present value of benefit obligations:
  Accumulated benefit obligation--vested......................    762     695
  Effect of projected future compensation.....................    200     191
                                                               ------  ------
    Projected benefit obligation..............................    962     886
                                                               ------  ------
Plan assets in excess of projected benefit obligation.........    434     301
Unrecognized transition assets (being amortized over 23
 years).......................................................    (54)    (59)
Unrecognized prior service cost...............................     52      55
Unrecognized net gain.........................................   (636)   (495)
                                                               ------  ------
Accrued expense............................................... $ (204) $ (198)
                                                               ======  ======

  The weighted average discount rate used in determining the actuarial present value of projected benefit obligations was 6.75% and 7.0% on December 31, 1997 and 1996, respectively. The rate of increase in future compensation used in determining the actuarial present value of projected benefit obligations was 5.0% on December 31, 1997 and 1996. The assumed long-term rates of return on assets used in determining pension cost in 1997 and 1996 was 8.0%. Plan assets consist primarily of common stocks, government and corporate bonds and temporary cash investments.

  PP&L's subsidiaries formerly engaged in coal mining have a noncontributory defined benefit pension plan covering substantially all non-bargaining unit, full-time employees, which is fully funded, primarily by group annuity contracts with insurance companies. This plan was amended to freeze benefit increases effective June 1996. In addition, the companies are liable under federal and state laws to pay black lung benefits to claimants and dependents with respect to approved claims, and are members of a trust which was established to facilitate payment of such liabilities. Such costs were not material in 1997, 1996 and 1995.

POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

  Substantially all employees of PP&L and its subsidiaries will become eligible for certain health care and life insurance benefits upon retirement. PP&L sponsors four health and welfare benefit plans that cover substantially all management and bargaining unit employees upon retirement. One plan provides for retiree health care benefits to certain management employees, another plan provides retiree health care benefits to bargaining unit employees, a third plan provides retiree life insurance benefits to certain management employees up to a specified amount and a fourth plan provides retiree life insurance benefits to bargaining unit employees.

  Dollar limits have been established for the amount PP&L will contribute annually toward the cost of retiree health care for employees retiring after March 1993.

  The PUC Decision in 1995 permitted recovery of the PUC-jurisdictional amount of retiree health care costs resulting from the adoption of SFAS 106. In addition, the PUC Decision permitted PP&L to recover, over a period of about 17 years, the amount of SFAS 106 costs that would have been deferred from January 1, 1993 through September 30, 1995, pursuant to a PUC order but for a Commonwealth Court decision that PP&L could not recover these deferred costs. As a result of the PUC Decision, which provided for recovery of $27 million of previously expensed SFAS 106 costs, PP&L recorded a $16 million after-tax credit to income in the third quarter of 1995.

  In December 1993, PP&L established a separate VEBA for each of the four health and welfare benefit plans for retirees. After making initial contributions, additional funding of the trusts was deferred pending resolution of PP&L's ability to recover the costs of the plans in rates. Continued funding of these trusts was subject to the resolution of the OCA appeal of the PUC Decision. In 1997, the Pennsylvania Supreme Court ruled that the Commonwealth Court's decision to uphold the PUC Decision is now final. In December 1997, PP&L contributed an additional $31 million to these VEBAs.

  The following table sets forth the plans' combined funded status reconciled with the amount shown on PP&L Resources' Consolidated Balance Sheet as of December 31 (millions of dollars):

                                                                   1997  1996
                                                                   ----  ----
Accumulated postretirement benefit obligation:
  Retirees........................................................ $137  $123
  Fully eligible active plan participants.........................   21    19
  Other active plan participants..................................   79    85
                                                                   ----  ----
                                                                    237   227
Plan assets at fair value, primarily temporary cash investments...   64    31
                                                                   ----  ----
Accumulated postretirement benefit obligation in excess of plan
 assets...........................................................  173   196
Unrecognized prior service costs..................................   (4)   (5)
Unrecognized net loss.............................................  (11)  (12)
Unrecognized transition obligation (being amortized over 20
 years)........................................................... (131) (139)
                                                                   ----  ----
Accrued postretirement benefit cost............................... $ 27  $ 40
                                                                   ====  ====

  The net periodic postretirement benefit cost included the following components (millions of dollars):

                                                              1997  1996  1995
                                                              ----  ----  ----
Service cost--benefits attributed to service during the
 period...................................................... $ 4   $ 4   $ 4
Interest cost on accumulated postretirement benefit
 obligation..................................................  17    15    15
Actual return on plan assets.................................  (2)   (1)   (2)
Net amortization and deferral................................  10     9     9
                                                              ---   ---   ---
Net periodic postretirement benefit cost..................... $29   $27   $26
                                                              ===   ===   ===

  Retiree health and benefits costs charged to operating expenses were approximately $23 million in 1997, $20 million in 1996, and a net credit of approximately $17 million in 1995 (reflecting both a $32 million credit due to the PUC Decision and costs applicable to contractual agreements with other major utilities). Costs in excess of the amount charged to expense were charged to construction and other accounts.

  For measurement purposes, an 8% annual rate of increase in the per capita cost of covered health care benefits was assumed for 1998; the rate was assumed to decrease gradually to 6% by 2006 and remain at that level thereafter. Increasing the assumed health care cost trend rates by 1% in each year would increase the accumulated postretirement benefit obligation as of December 31, 1997, by about $11 million and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for the year then ended by about $1 million.

  In determining the accumulated postretirement benefit obligation, the weighted average discount rate used was 6.75% and 7.0% on December 31, 1997 and 1996, respectively. The trusts that are holding the plan assets, except for retiree health care benefits to certain management employees, are tax-exempt. The expected long-term rate of return on plan assets for the tax-exempt trusts was 6.5% on December 31, 1997 and 1996.

  PP&L and its subsidiaries formerly engaged in coal mining accrued an additional liability for the cost of health care of retired miners previously employed by them. The liability, based on the present value of future benefits, was estimated at $51 million and $54 million as of December 1997 and 1996, respectively. In December 1997, PP&L contributed $25 million to a VEBA to partially fund these health care costs.

POSTEMPLOYMENT BENEFITS

  PP&L provides health and life insurance benefits to disabled employees and income benefits to eligible spouses of deceased employees. Postemployment benefits charged to operating expenses were not material.

14. JOINTLY OWNED FACILITIES

  At December 31, 1997, PP&L or its subsidiary owned undivided interests in the following facilities (millions of dollars):

                                            GENERATING STATIONS        MERRILL
                                       ------------------------------   CREEK
                                       SUSQUEHANNA KEYSTONE CONEMAUGH RESERVOIR
                                       ----------- -------- --------- ---------
Ownership interest....................    90.00%    12.34%    11.39%    8.37%
Electric utility plant in service.....   $4,060       $68      $103
Other property........................                                   $22
Accumulated depreciation..............    1,160        37        40        9
Construction work in progress.........       67         1

  Each participant in these facilities provides its own financing. PP&L receives a portion of the total output of the generating stations equal to its percentage ownership. PP&L's share of fuel and other operating costs associated with the stations is reflected on the PP&L Consolidated Statement of Income. In December 1997, Allegheny Electric Cooperative, Inc. issued a Request for Proposals for the sale of its assets, including its 10% interest in Susquehanna. This proposed sale is still pending. The Merrill Creek Reservoir provides water during periods of low river flow to replace water from the Delaware River used by PP&L and other utilities in the production of electricity.

15. SUBSIDIARY COAL RESERVES

  In November 1995, PP&L sold the coal reserves of one of its subsidiaries for $52 million, which resulted in a $42 million gain, or $20 million after-tax. PP&L had acquired the reserves in 1974 with the intention of supplying future coal-fired generating stations, but later concluded that it would not develop these reserves for such purposes. In 1994, the reserves' carrying value was written down from $84 million to $10 million.

16. COMMITMENTS AND CONTINGENT LIABILITIES

CONSTRUCTION EXPENDITURES

  PP&L's construction expenditures for the period 1998-2002 are estimated to aggregate $1.3 billion, including AFUDC. For discussion pertaining to construction expenditures, see Review of Financial Condition and Results of Operations under the caption "Financial Condition--Capital Expenditure Requirements" on page A-10.

NUCLEAR INSURANCE

  PP&L is a member of certain insurance programs which provide coverage for property damage to members' nuclear generating stations. Facilities at the Susquehanna station are insured against property damage losses up to $2.75 billion under these programs. PP&L is also a member of an insurance program which provides insurance coverage for the cost of replacement power during prolonged outages of nuclear units caused by certain specified conditions. Under the property and replacement power insurance programs, PP&L could be assessed retroactive premiums in the event of the insurers' adverse loss experience. The maximum amount PP&L could be assessed under these programs at December 31, 1997 was about $31 million.

  PP&L's public liability for claims resulting from a nuclear incident at the Susquehanna station is limited to about $8.9 billion under provisions of The Price Anderson Amendments Act of 1988. PP&L is protected against this liability by a combination of commercial insurance and an industry assessment program. In the event of a nuclear incident at any of the reactors covered by The Price Anderson Amendments Act of 1988, PP&L could be assessed up to $151 million per incident, payable at a rate of $20 million per year, plus an additional 5% surcharge, if applicable.

ENVIRONMENTAL MATTERS

 Air

  The Clean Air Act deals, in part, with acid rain, attainment of federal ambient ozone standards and toxic air emissions. PP&L has complied with the Phase I acid rain provisions required to be implemented by 1995 by installing continuous emission monitors on all units, burning lower sulfur coal and installing low nitrogen oxide burners on certain units. To comply with the year 2000 acid rain provisions, PP&L plans to purchase lower sulfur coal and use banked or purchased emission allowances instead of installing FGD on its wholly-owned units.

  PP&L has met the initial ambient ozone requirements of the Clean Air Act by reducing nitrogen oxide emissions by 40% through the use of low nitrogen oxide burners. Further seasonal (i.e., 5 month) nitrogen oxide reductions to 55% and 75% of 1990 levels for 1999 and 2003, respectively, are specified under the Northeast Ozone Transport Region's Memorandum of Understanding. The PA DEP has finalized regulations which require PP&L to reduce its ozone seasonal NOx by 57% beginning in 1999.

  The EPA has finalized new national standards for ambient levels of ground-level ozone and fine particulates. Based in part on the new ozone standard, the EPA has proposed NOx emission limits for 22 states, including Pennsylvania, which in effect requires approximately an 80% reduction from the 1990 level in Pennsylvania in the 2005-2012 timeframe. The new particulates standard may require further reductions in both NOx and SO/2/ and may extend the reductions from seasonal to year round.

  The Clean Air Act requires the EPA to study the health effects of hazardous air emissions from power plants and other sources. Depending on the outcome of these studies, PP&L may be required to take additional action.

  Expenditures to meet the 2000 acid rain and 1999 NOx reduction requirements are included in the table of projected construction expenditures in the section "Financial Condition--Capital Expenditure Requirements" in the Review of the Financial Condition and Results of Operations. PP&L currently estimates that additional capital expenditures and operating costs for environmental compliance under the Clean Air Act will be incurred beyond 2002 in amounts which are not now determinable but which could be material.

 Water and Residual Waste

  DEP residual waste regulations set forth requirements for existing ash basins at PP&L's coal-fired generating stations. Any new ash disposal facility must meet the rigid siting and design standards set forth in the regulations. To address these DEP regulations, PP&L has installed dry fly ash handling systems at most of its power stations, which eliminate the need for ash basins. In other cases, PP&L has modified the existing facilities to allow continued operation of the ash basins under a new DEP permit. Any groundwater contamination caused by the basins must also be addressed.

  Groundwater degradation related to fuel oil leakage from underground facilities and seepage from coal refuse disposal areas and coal storage piles has been identified at several PP&L generating stations. Remedial work is substantially completed at two generating stations. At this time, the only other remedial work being planned is to abate a localized groundwater degradation problem at Montour.

  The recently issued final NPDES permit for the Montour station contains stringent limits for iron and chlorine discharges. Depending on the results of a toxic reduction study to be conducted, additional water treatment facilities or operational changes may be needed at this station.

  Capital expenditures through the year 2002 to comply with the residual waste regulations, correct groundwater degradation at fossil-fueled generating stations, and address waste water control at PP&L facilities are included in the table of construction expenditures in the section "Financial Condition-- Capital Expenditure Requirements" in the Review of the Financial Condition and Results of Operations. In this regard, PP&L currently estimates that $6.5 million of additional capital expenditures may be required in the next four years to close some of the ash basins and address other ash basin issues at various generating plants. Additional capital expenditures could be required beyond the year 2002 in amounts which are not now determinable but which could be material. Actions taken to correct groundwater degradation, to comply with the DEP's regulations and to address waste water control are also expected to result in increased operating costs in amounts which are not now determinable but which could be material.

 Superfund and Other Remediation

  In 1995, PP&L entered into a consent order with the DEP to address a number of sites where PP&L may be liable for remediation of contamination. This may include potential PCB contamination at certain PP&L substations and pole sites; potential contamination at a number of coal gas manufacturing facilities formerly owned and operated by PP&L; and oil or other contamination which may exist at some of PP&L's former generating facilities. As of December 31, 1997, PP&L has completed work on nearly half of the sites included in the agreement.

  At December 31, 1997, PP&L had accrued $8.1 million, representing the amount PP&L can reasonably estimate it will have to spend to remediate sites involving the removal of hazardous or toxic substances including those covered by the consent order mentioned above. Future cleanup or remediation work at sites currently under review, or at sites not currently identified, may result in material additional operating costs which PP&L cannot estimate at this time. In addition, certain federal and state statutes, including Superfund and the Pennsylvania Hazardous Sites Cleanup Act, empower certain governmental agencies, such as the EPA and the DEP, to seek compensation from the responsible parties for the lost value of damaged natural resources. The EPA and the DEP may file such compensation claims against the parties, including PP&L, held responsible for cleanup of such sites. Such natural resource damage claims against PP&L could result in material additional liabilities.

 General

  Due to the environmental issues discussed above or other environmental matters, PP&L may be required to modify, replace or cease operating certain facilities to comply with statutes, regulations and actions by regulatory bodies or courts. In this regard, PP&L also may incur capital expenditures, operating expenses and other costs in amounts which are not now determinable but which could be material.

LOAN GUARANTEES OF AFFILIATED COMPANIES

  PP&L Global has guaranteed a subsidiary's pro rata share of the outstanding portion of certain debt issuances of an affiliate. At December 31, 1997, $13 million of such loans were guaranteed by PP&L Global. PP&L Global's guarantee is expected to increase to $18 million during 1998, as the affiliate draws down the balance of its debt facility.

  IEC has arrangements with banks under which the banks may lend funds to IEC on an uncommitted basis. PP&L has been authorized by the PUC to guarantee up to $45 million of these bank loans or to lend IEC up to $45 million under a fixed rate loan agreement. IEC has been authorized by the PUC to have a maximum of $45 million outstanding at any one time under both of these loan arrangements.

  In addition, PP&L Spectrum has a $1 million line of credit, which is guaranteed by PP&L Resources.

SOURCE OF LABOR SUPPLY

  At December 31, 1997, PP&L had a total of 6,343 full-time employees. Approximately 65 percent of these full-time employees are represented by the IBEW. The labor agreement with the IBEW expires in May 1998.

17. NEW ACCOUNTING STANDARDS

  During 1997, the FASB issued SFAS 128, Earnings Per Share; SFAS 129, Disclosure of Information about Capital Structure; SFAS 130, Reporting Comprehensive Income; and SFAS 131, Disclosures About Segments of an Enterprise and Related Information. SFAS 128 and SFAS 129 are effective for financial statements issued for periods ending after December 15, 1997, however these statements cause no additional disclosures. SFAS 130 and SFAS 131 are effective in 1998. The adoption of these statements is not expected to have a material impact on PP&L Resources' or PP&L's financial statements.

SELECTED FINANCIAL AND OPERATING DATA
PP&L RESOURCES, INC.

                                  1997(A)  1996   1995(A) 1994(A)     1993
                                  ------- ------- ------- -------    -------
INCOME ITEMS--MILLIONS
Operating revenues..............  $ 3,049 $ 2,910 $ 2,752 $ 2,725    $ 2,727
Operating income................      545     556     574     501        563
Net Income......................      296     329     323     216(e)     314(e)
BALANCE SHEET ITEMS--MILLIONS(B)
Property, plant and equipment,
 net............................    6,820   6,960   6,970   7,195      7,146
Total assets....................    9,485   9,670   9,492   9,372      9,454
Long-term debt..................    2,735   2,832   2,859   2,941      2,663
Company-obligated mandatorily
 redeemable preferred securities
 of subsidiary trusts holding
 solely company debentures......      250
Preferred stock
  With sinking fund
   requirements.................       47     295     295     295        335
  Without sinking fund
   requirements.................       50     171     171     171        171
Common equity...................    2,809   2,745   2,597   2,454      2,426
Short-term debt.................      135     144      89      74        202
Total capital provided by
 investors......................    6,026   6,187   6,011   5,936      5,797
Capital lease obligations.......      171     247     220     225        249
FINANCIAL RATIOS
Return on average common
 equity--%......................    10.61   12.30   12.81    8.73      13.06
Embedded cost rates(b)
  Long-term debt--%.............     7.88    7.89    7.95    8.07       8.63
  Preferred stock--%............     7.71    6.09    6.09    6.07       6.30
Times interest earned before
 income taxes...................     3.39    3.55    3.56    2.73       3.33
Ratio of earnings to fixed
 charges--total enterprise
 basis(c).......................     3.23    3.45    3.47    2.70       3.31
Ratio of earnings to fixed
 charges and dividends on
 preferred stock--total
 enterprise basis(c)............     2.85    2.90    2.91    2.27       2.71
COMMON STOCK DATA
Number of shares outstanding--
 thousands
  Year-end......................  166,248 162,665 159,403 155,482    152,132
  Average.......................  164,550 161,060 157,649 153,458    151,904
Number of shareowners(b)........  117,293 123,290 128,075 132,632    130,677
Earnings per share..............  $  1.80 $  2.05 $  2.05 $  1.41    $  2.07
Dividends declared per share....  $  1.67 $  1.67 $  1.67 $  1.67    $  1.65
Book value per share(b).........  $ 16.90 $ 16.87 $ 16.29 $ 15.79    $ 15.95
Market price per share(b).......  $23.938 $    23 $    25 $    19    $    27
Dividend payout rate--%.........       93      82      82     119         80
Dividend yield--%(d)............     6.98    7.26    6.68    8.79       6.11
Price earnings ratio(d).........    13.30   11.22   12.20   13.48      13.04

-------
(a) 1997, 1995 and 1994 earnings were affected by several one-time adjustments. This affected net income and certain items under Financial Ratios and Common Stock Data. See Financial Notes 4, 11, 12 and 15.
(b) At year-end
(c) Computed using earnings and fixed charges of PP&L Resources and its subsidiaries. Fixed charges consist of interest on short- and long-term debt, other interest charges, interest on capital lease obligations and the estimated interest component of other rentals.
(d) Based on year-end market prices.
(e) Restated to reflect formation of the holding company.

EXECUTIVE OFFICERS OF PP&L RESOURCES, INC.

  Officers of PP&L Resources are elected annually by the Board of Directors to serve at the pleasure of the Board. There are no family relationships among any of the executive officers, or any arrangement or understanding between any executive officer and any other person pursuant to which the officer was selected.

  There have been no events under any bankruptcy act, no criminal proceedings and no judgments or injunctions material to the evaluation of the ability and integrity of any executive officer during the past five years.

  Listed below are the executive officers of PP&L Resources as of December 31, 1997:

                                                                              EFFECTIVE DATE OF
                                                                                 ELECTION TO
          NAME           AGE                     POSITION                     PRESENT POSITION
          ----           ---                     --------                     -----------------
William F. Hecht........  54 Chairman, President and Chief Executive Officer  February 24, 1995
Frank A. Long...........  57 Executive Vice President                         February 24, 1995
Robert G. Byram*........  52 Senior Vice President--                          April 1, 1997
                              Generation and Chief Nuclear Officer--PP&L
Ronald E. Hill**........  55 Senior Vice President--Financial                 August 1, 1996
Robert D. Fagan*........  52 President--PP&L Global, Inc.                     December 20, 1995
Robert J. Grey..........     Senior Vice President, General Counsel and       March 1, 1996
                          47 Secretary
Joseph J. McCabe........  47 Vice President and Controller                    August 1, 1995

-------
 * Mr. Byram and Mr. Fagan have been designated executive officers of PP&L Resources by virtue of their respective positions at PP&L Resources subsidiaries.
** Effective January 28, 1998, John R. Biggar, Vice President--Finance of
   PP&L, was elected Senior Vice President--Financial and designated as the acting principal financial officer of PP&L Resources and PP&L pending the selection of a permanent successor to Ronald E. Hill, who has retired.

  Each of the above officers, with the exception of Mr. Fagan, Mr. Grey and Mr. McCabe, has been employed by PP&L for more than five years as of December 31, 1997. Mr. Fagan joined PP&L Global, Inc.--then a PP&L subsidiary--in November 1994. Prior to that time, he was Vice President and General Manager at Mission Energy Company. Mr. Grey joined PP&L in March 1995. He had been General Counsel of Long Island Lighting Company since 1992. Mr. McCabe joined PP&L in May 1994 and was previously a partner of Deloitte & Touche LLP.

  Prior to their election to the positions shown above, the following executive officers held other positions within PP&L since January 1, 1993: Mr. Byram was Senior Vice President--System Power & Engineering and Senior Vice President--Nuclear; Mr. Hill was Vice President, Comptroller and Senior Vice President--Financial and Treasurer of PP&L Resources; Mr. Biggar was Vice President--Finance and Vice President--Finance and Treasurer; Mr. Grey was Vice President, General Counsel and Secretary, and Mr. McCabe was Controller.

SHAREOWNER AND INVESTOR INFORMATION

  ANNUAL MEETING: The annual meeting of shareowners is held each year on the fourth Friday of April. The 1998 annual meeting will be held on Friday, April 24, 1998, at Lehigh University's Stabler Arena, at the Goodman Campus Complex located in Lower Saucon Township, outside Bethlehem, PA.

  PROXY MATERIAL: A proxy statement and notice of PP&L Resources' annual meeting are mailed to all shareowners of record as of February 27, 1998.

  DIVIDENDS: The 1998 dates for consideration of the declaration of dividends by the board of directors or its finance committee are February 27, May 22, August 28 and November 20. Subject to the declaration, dividends are paid on the first day of April, July, October and January. Dividend checks are mailed in advance of those dates with the intention that they arrive as close as possible to the payment dates. The 1998 record dates for dividends are expected to be the 10th day of March, June, September and December.

  DIRECT DEPOSIT OF DIVIDENDS: Shareowners may choose to have their dividend checks deposited directly into their checking or savings account. Quarterly dividend payments are electronically credited on the dividend date, or the first business day thereafter.

  DIVIDEND REINVESTMENT PLAN: Shareowners may choose to have dividends on their PP&L Resources common stock or PP&L preferred stock reinvested in PP&L Resources common stock instead of receiving the dividend by check.

  CERTIFICATE SAFEKEEPING: Shareowners participating in the Dividend Reinvestment Plan may choose to have their common stock certificates forwarded to PP&L for safekeeping.

  LOST DIVIDEND OR INTEREST CHECKS: Dividend or interest checks lost by investors, or those that may be most in the mail, will be replaced if the check has not been located by the 10th business day following the payment date.

  TRANSFER OF STOCK OR BONDS: Stock or bonds may be transferred from one name to another or to a new account in the name of another person. Please contact Investor Services regarding transfer instructions.

  BONDHOLDER INFORMATION: Much of the information and many of the procedures detailed here for shareowners also apply to bondholders. Questions related to bondholder accounts should be directed to Investor Services.

  LOST STOCK OR BOND CERTIFICATES: Please contact Investor Services for an explanation of the procedure to replace lost stock or bond certificates.

  PP&L RESOURCES SUMMARY ANNUAL REPORT: published and mailed in mid-March to all shareowners of record.

  SHAREOWNERS' NEWSLETTER: an easy-to-read newsletter containing current items of interest to shareowners--published and mailed at the beginning of each quarter.

  PERIODIC MAILINGS: Letters regarding new investor programs, special items of interest, or other pertinent information are mailed on a non-scheduled basis as necessary.

  DUPLICATE MAILINGS: The summary annual report and other investor publications are mailed to each investor account. If you have more than one account, or if there is more than one investor in your household, you may contact Investor Services to request that only one publication be delivered to your address. Please provide account numbers for all duplicate mailings.

  SHAREOWNER INFORMATION LINE: Shareowners can get detailed corporate and financial information 24 hours a day using the Shareowner Information Line. They can hear timely recorded messages about earnings, dividends and other company news releases; request information by fax; and request printed materials in the mail.

  The toll-free Shareowner Information Line is 1-800-345-3085.

  With the introduction of the Shareowner Information Line, PP&L Resources will no longer publish the Quarterly Review. Replacing these quarterly mailings with an enhanced information service is part of the company's effort to improve the quality and timeliness of shareowner communications. Other PP&L Resources publications, such as the annual and quarterly reports to the Securities and Exchange Commission (Forms 10-K and 10-Q) will be mailed upon request. There will be no change in the mailing of annual reports, proxy statements or dividend checks.

  Another part of this new service is an enhanced Internet home page (www.papl.com). Shareowners can access PP&L Resources' Securities and Exchange Commission filings, stock quotes and historical performance. Visitors to our website can provide their E-mail address and indicate their desire to receive future earnings or news releases automatically at the time of their release.

  INVESTOR SERVICES: For any questions you have or additional information you require about PP&L Resources and its subsidiaries, please call the Shareowner Information Line, or write to:

    George I. Kline
    Manager-Investor Services
    PP&L, Inc.
    Two North Ninth Street
    Allentown, PA 18101

  INTERNET ACCESS: For updated information throughout the year, check out our home page at http://www.papl.com. You may also contact Investor Services via E-mail at invserv@papl.com.

  SECURITY ANALYST AND INSTITUTIONAL INVESTOR INQUIRIES: Members of the financial community seeking additional information may contact:

    Timothy J. Paukovits
    Investor Relations Manager
    Phone: (610) 774-4124
    Fax: (610) 774-5106
    E-mail: tjpaukovits@papl.com

LISTED SECURITIES:                    FISCAL AGENTS:
NEW YORK STOCK EXCHANGE               STOCK TRANSFER AGENTS AND REGISTRARS
PP&L RESOURCES, INC.:                  Norwest Bank Minnesota, N.A.
Common Stock (Code: PPL)               Shareowner Services
                                       161 North Concord Exchange
PP&L, INC.:                            South St. Paul, MN 55075
4 1/2% Preferred Stock
(Code: PPLPRB)                         PP&L, Inc.
4.40% Series Preferred Stock           Investor Services Department
(Code: PPLPRA)
                                      DIVIDEND DISBURSING OFFICE AND
PP&L CAPITAL TRUST:                   DIVIDEND REINVESTMENT PLAN AGENT
8.20% Preferred Securities             PP&L, Inc.
(Code: PPLPRC)                         Investor Services Department

PP&L CAPITAL TRUST II:                MORTGAGE BOND TRUSTEE
8.10% Preferred Securities             Bankers Trust Co.
(Code: PPLPRD)                         Attn: Security Transfer Unit
                                       P.O. Box 291569
PHILADELPHIA STOCK EXCHANGE            Nashville, TN 37229
PP&L RESOURCES, INC.:
Common Stock                          BOND INTEREST PAYING AGENT
                                       PP&L, Inc.
PP&L, INC.:                            Investor Services Department
4 1/2% Preferred Stock
3.35% Series Preferred Stock
4.40% Series Preferred Stock
4.60% Series Preferred Stock

QUARTERLY FINANCIAL, COMMON STOCK PRICE AND DIVIDEND DATA (UNAUDITED) PP&L RESOURCES, INC. AND SUBSIDIARIES
(MILLIONS OF DOLLARS, EXCEPT PER SHARE DATA)

                                                  FOR THE QUARTERS ENDED(A)
                                              ---------------------------------
                                              MARCH 31 JUNE 30 SEPT. 30 DEC. 31
                                              -------- ------- -------- -------
1997
Operating revenues...........................  $  786  $  686  $   778  $  799
Operating income.............................     171     118      133     123
Net income...................................     117      65       42      72
Earnings per common share(b).................    0.72    0.39     0.25    0.44
Dividends declared per common share(c).......  0.4175  0.4175   0.4175  0.4175
Price per common share
  High.......................................      24  20 7/8  23 1/16  24 1/4
  Low........................................      20      19  19 7/16      20
1996
Operating revenues...........................  $  789  $  669  $   715  $  737
Operating income.............................     176     120      136     124
Net income...................................     116      61       79      73
Earnings per common share(b).................    0.73    0.38     0.49    0.45
Dividends declared per common share(c).......  0.4175  0.4175   0.4175  0.4175
Price per common share
  High.......................................      26  24 1/2       24  24 1/2
  Low........................................  23 1/2      22   21 5/8  21 7/8

-------
(a) PP&L's electric utility business is seasonal in nature, with peak sales periods generally occurring in the winter months. In addition, earnings in several quarters were affected by several one-time adjustments. Accordingly, comparisons among quarters of a year may not be indicative of overall trends and changes in operations.
(b) The sum of the quarterly amounts may not equal annual earnings per share due to changes in the number of common shares outstanding during the year or rounding.
(c) PP&L Resources has paid quarterly cash dividends on its common stock in every year since 1946. The dividends paid per share in 1997 and 1996 were $1.67. The most recent regular quarterly dividend paid by PP&L Resources was 41.75 cents per share (equivalent to $1.67 per annum), paid January 1, 1998. Future dividends will be dependent upon future earnings, financial requirements and other factors.

  For any questions you may have or additional information you may require about your account, change in stock ownership, dividend payments and the reinvestment of dividends, please call the Shareowner Information Line, or write to:

                             George Kline, Manager
                         Investor Services Department
                                  PP&L, Inc.
                  Two North Ninth Street, Allentown, PA 18101

                   Shareowner Information Line: 800-345-3085

                                ---------------

  PP&L Resources and PP&L file a joint Form 10-K Report with the Securities and Exchange Commission. The Form 10-K Report for 1997 is available without charge by calling the Shareowner Information Line, or by requesting a copy from our home page at the Internet address listed below.


   WHETHER YOU PLAN TO ATTEND THE MEETING OR NOT, PLEASE MARK, DATE, SIGN AND MAIL THE ACCOMPANYING PROXY AS SOON AS POSSIBLE. AN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES, IS INCLUDED FOR YOUR CONVENIENCE.

                                ---------------

              For the latest information on PP&L Resources, visit
                        our location on the Internet at
                              http://www.papl.com

                                                     [LOGO OF PP&L APPEARS HERE]


March 13, 1998


Dear Shareowner:

     It is a pleasure to invite you to attend the 1998 Annual Meeting of Shareowners, which will be held at 1:30 p.m. on Friday, April 24, 1998, at Lehigh University's Stabler Arena, at the Goodman Campus Complex, located in Lower Saucon Township outside Bethlehem, following the Annual Meeting of Shareowners of PP&L, Inc.

     Detailed information as to the business to be transacted at the meeting is contained in the accompanying Notice of Annual Meeting and Proxy Statement. We will conclude the formal portion of the meeting with a discussion of the company's operations and a question-and-answer period will follow.

     We hope you will be able to attend in person. If you plan to attend the meeting, please detach and return your proxy now and bring the admission ticket printed on the back of this sheet with you to the meeting. If you are unable to attend the meeting but have any questions or comments on the company's operations, we would like to hear from you.

     Your vote is important. Whether you own one share or many, please mark, sign, date and return your proxy as soon as possible so that you will be represented at the meeting in accordance with your wishes.


                                           Sincerely yours,

                                           /s/ William F. Hecht

                                           William F. Hecht
                                           Chairman, President
                                           and Chief Executive Officer

--------------------------------------------------------------------------------

                                                     [LOGO OF PP&L APPEARS HERE]


Proxy Solicited on Behalf of the Board of Directors for Annual Meeting of Shareowners, April 24, 1998

Please Vote and Sign on Reverse Side and Return in the Enclosed Envelope

     William F. Hecht, Frank A. Long and Norman Robertson, and each of them, are hereby appointed proxies, with the power of substitution, to vote the shares of the undersigned, as directed on the reverse side of this proxy, at the Annual Meeting of Shareowners of PP&L Resources, Inc. to be held on April 24, 1998, and any adjournments thereof, and in their discretion to vote and act upon any other matters as may properly come before said meeting and any adjournments thereof.

     Shares represented by all properly executed proxies will be voted at the Annual Meeting in the manner specified. If properly executed and returned, and no specification is made, votes will be cast "FOR" Items 1 and 2 on the reverse of this proxy.
                                    (over)

                               Admission Ticket

                             PP&L, Resources, Inc.
                         Annual Meeting of Shareowners
                           1:30 p.m., April 24, 1998
                       Lehigh University's Stabler Arena
                            Bethlehem, Pennsylvania



   [MAP OF AREA SURROUNDING LEHIGH UNIVERSITY'S STABLER ARENA APPEARS HERE]

                                                *Note: An eight mile section of
                                                Route 22 in the Bethlehem area
                                                is under construction.


                                     [MAP DETAIL OF STABLER ARENA APPEARS HERE]


Detach your proxy and mail it in the enclosed envelope. If you plan to attend the meeting, bring the top portion of this page with you.

-------------------------------------------------------------------------------


Indicate your vote by placing an (X) in the appropriate box.
-------------------------------------------------------------------------------
        1. ELECTION OF DIRECTORS: Nominees for terms ending in 2001.

        (1)  William F. Hecht           (3)  Marilyn Ware Lewis
        (2)  Stuart Heydt

        (*) To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list above and mark an (X) in the "For All Except" box.

                                For All         Withhold
                For All         Except(*)        For All

                 [_]              [_]             [_]
------------------------------------------------------------------------------

        2. Ratification of appointment of Price Waterhouse LLP as independent accountants for 1998.

                 For            Against         Abstain

                 [_]              [_]             [_]

------------------------------------------------------------------------------

                                             Date
--------------------------------------------      ----------------------------

                                             Date
--------------------------------------------      ----------------------------


Please date and sign your name(s) exactly as shown at left and mail promptly in the enclosed envelope.

IMPORTANT: When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. In the case of JOINT HOLDERS, all should sign.

PROXY